Exhibit 99.1
Report of Independent Registered Public Accounting Firm

To the Board of Directors and
Shareholder of Southern California Edison Company

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, comprehensive income, cash flows and changes in equity present fairly, in all material respects, the financial position of Southern California Edison Company (the “Company”) and its subsidiaries at December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Notes 1, 4, 5 and 10 to the consolidated financial statements, the Company changed the manner in which it accounts for stock-based compensation as of January 1, 2006, defined benefit pension and other post retirement plans as of December 31, 2006, uncertain tax positions as of January 1, 2007, margin and cash collateral deposits related to derivative positions and fair value measurement and disclosure accounting principles as of January 1, 2008, and noncontrolling interests effective January 1, 2009.

Los Angeles, California
March 2, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in accounting for noncontrolling interests discussed in Note 1, as to which the date is August 14, 2009.

Consolidated Statements of Income	Southern California Edison Company

In millions	Year ended December 31,	2008	2007	2006

Operating revenue		$11,248	$10,233	$9,859

Fuel		1,400	1,191	1,112
Purchased power		3,845	3,235	3,099
Other operation and maintenance		3,013	2,838	2,637
Depreciation, decommissioning and amortization		1,114	1,011	950
Property and other taxes		232	217	206
Gain on sale of assets		(9)	—	(1)

Total operating expenses		9,595	8,492	8,003

Operating income		1,653	1,741	1,856
Interest income		22	44	58
Other nonoperating income		101	89	85
Interest expense – net of amounts capitalized		(407)	(429)	(399)
Other nonoperating deductions		(123)	(45)	(60)

Income before income taxes		1,246	1,400	1,540
Income tax expense		342	337	438

Net income		904	1,063	1,102
Less: Net income attributable to noncontrolling interests		170	305	275

Dividends on preferred and preference stock not subject to mandatory redemption		51	51	51

Net income available for common stock		$683	$707	$776

Consolidated Statements of Comprehensive Income

In millions	Year ended December 31,	2008	2007	2006

Net income		$904	$1,063	$1,102
Other comprehensive income (loss), net of tax:
Termination and amortization of cash flow hedges – net of income tax expense of $3 for 2006		—	—	5
Pension and postretirement benefits other than pensions:
Net gain (loss) arising during period – net of income tax expense (benefit) of $2 and $(2) for 2008 and 2007		2	(3)	—
Amortization of net gain (loss) included in expense – net of income tax expense (benefit) of $(1) and $1 for 2008 and 2007		(2)	2	—
Prior service cost arising during period – net		1	—	—
Minimum pension liability adjustment – net of income tax expense of $5 for 2006		—	—	7

Comprehensive income		905	1,062	1,114
Less: Comprehensive income attributable to noncontrolling interests		170	305	275

Comprehensive income attributable to Southern California Edison		$735	$757	$839

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Balance Sheets	Southern California Edison Company

In millions	December 31,	2008	2007
ASSETS

Cash and equivalents		$1,611	$252
Short-term investments		3	—
Receivables, less allowances of $39 and $34 for uncollectible accounts at respective dates		703	725
Accrued unbilled revenue		328	370
Inventory		365	283
Derivative assets		157	53
Margin and collateral deposits		17	35
Regulatory assets		605	197
Accumulated deferred income taxes – net		147	146
Other current assets		266	188

Total current assets		4,202	2,249

Nonutility property – less accumulated provision for depreciation of $765 and $701 at respective dates		953	1,000
Nuclear decommissioning trusts		2,524	3,378
Other investments		68	69

Total investments and other assets		3,545	4,447

Utility plant, at original cost:
Transmission and distribution		20,006	18,940
Generation		1,819	1,767
Accumulated provision for depreciation		(5,570)	(5,174)
Construction work in progress		2,454	1,693
Nuclear fuel, at amortized cost		260	177

Total utility plant		18,969	17,403

Derivative assets		74	28
Regulatory assets		5,414	2,721
Other long-term assets		364	629

Total long-term assets		5,852	3,378

Total assets		$32,568	$27,477

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Balance Sheets	Southern California Edison Company

In millions, except share amounts	December 31,	2008	2007
LIABILITIES AND EQUITY

Short-term debt		$1,893	$500
Long-term debt due within one year		150	—
Accounts payable		948	914
Accrued taxes		340	42
Accrued interest		153	126
Counterparty collateral		8	42
Customer deposits		227	218
Book overdrafts		224	204
Derivative liabilities		156	97
Regulatory liabilities		1,111	1,019
Other current liabilities		564	548

Total current liabilities		5,774	3,710

Long-term debt		6,212	5,081

Accumulated deferred income taxes – net		2,918	2,556
Accumulated deferred investment tax credits		101	105
Customer advances		137	155
Derivative liabilities		738	13
Accumulated provision for pensions and benefits		2,485	786
Asset retirement obligations		3,007	2,877
Regulatory liabilities		2,481	3,433
Other deferred credits and other long-term liabilities		902	1,158

Total deferred credits and other liabilities		12,769	11,083

Total liabilities		24,755	19,874

Commitments and contingencies (Note 6)
Common stock, no par value (434,888,104 shares outstanding at each date)		2,168	2,168
Additional paid-in capital		532	507
Accumulated other comprehensive loss		(14)	(15)
Retained earnings		3,827	3,568

Total common shareholder’s equity		6,513	6,228
Preferred and preference stock not subject to mandatory redemption		920	929
Noncontrolling interests		380	446

Total equity		7,813	7,603

Total liabilities and equity		$32,568	$27,477

Authorized common stock is 560 million shares at each reporting period.

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Cash Flows	Southern California Edison Company

In millions	Year ended December 31,	2008	2007	2006
Cash flows from operating activities:
Net income		$904	$1,063	$1,102
Adjustments to reconcile to net cash provided by operating activities:
Depreciation, decommissioning and amortization		1,114	1,011	950
Regulatory impacts of net nuclear decommissioning trust earnings (reflected in accumulated depreciation)		(10)	143	130
Other amortization		97	95	79
Stock-based compensation		18	18	27
Deferred income taxes and investment tax credits		131	(111)	(358)
Regulatory assets		(2,725)	503	74
Regulatory liabilities		(221)	176	336
Derivative assets		(150)	(19)	218
Derivative liabilities		784	(68)	(43)
Other assets		275	(156)	(119)
Other liabilities		1,343	195	325
Margin and collateral deposits – net of collateral received		(16)	6	(5)
Receivables and accrued unbilled revenue		56	147	51
Inventory and other current assets		(151)	(185)	(7)
Book overdrafts		20	64	—
Accrued interest and taxes		325	74	(41)
Accounts payable and other current liabilities		(172)	17	(138)

Net cash provided by operating activities		1,622	2,973	2,581

Cash flows from financing activities:
Long-term debt issued		1,500	—	900
Long-term debt issuance costs		(20)	(1)	(24)
Long-term debt repaid		(3)	(207)	(352)
Bonds repurchased		(212)	(37)	—
Preference stock issued		—	—	196
Preferred stock redeemed		(7)	—	—
Rate reduction notes repaid		—	(246)	(246)
Short-term debt financing – net		1,393	500	—
Book overdrafts		—	—	(118)
Shares purchased for stock-based compensation		(36)	(135)	(107)
Proceeds from stock option exercises		17	56	45
Excess tax benefits related to stock-based awards		4	28	17
Distributions to noncontrolling interests		(236)	(210)	(322)
Dividends paid		(376)	(186)	(300)

Net cash provided (used) by financing activities		2,024	(438)	(311)

Cash flows from investing activities:
Capital expenditures		(2,267)	(2,286)	(2,226)
Proceeds from nuclear decommissioning trust sales		3,130	3,697	3,010
Purchases of nuclear decommissioning trust investments and other		(3,137)	(3,830)	(3,150)
Sales of short-term investments		—	7,069	6,446
Purchases of short-term investments		(3)	(7,069)	(6,418)
Restricted cash		—	56	1
Customer advances for construction and other investments		(10)	(3)	7

Net cash used by investing activities		(2,287)	(2,366)	(2,330)

Net increase (decrease) in cash and equivalents		1,359	169	(60)
Cash and equivalents, beginning of year		252	83	143

Cash and equivalents, end of year		$1,611	$252	$83

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Changes in Equity	Southern California Edison Company

	Equity Attributable to SCE
			Accumulated		Preferred
		Additional	Other		and
	Common	Paid-in	Comprehensive	Retained	Preference	Noncontrolling	Total
In millions	Stock	Capital	Income (Loss)	Earnings	Stock	Interests	Equity

Balance at December 31, 2005	$2,168	$361	$(16)	$2,417	$729	$398	$6,057

Net income				776	51	275	1,102
Other comprehensive income			12				12
SFAS No. 158 — Pension and other postretirement benefits			(17)				(17)
Tax effect			7				7
Dividends declared on common stock				(240)			(240)
Dividends declared on preferred and preference stock not subject to mandatory redemption					(51)		(51)
Preference stock issued, net of issuance cost		(4)			200		196
Distributions to noncontrolling interests						(322)	(322)
Shares purchased for stock-based compensation		(15)		(88)			(103)
Proceeds from stock option exercises				45			45
Noncash stock-based compensation and other		24					24
Excess tax benefits related to stock-based awards		17					17

Balance at December 31, 2006	$2,168	$383	$(14)	$2,910	$929	$351	$6,727

Net income				707	51	305	1,063
FIN 48 adoption				213			213
Other comprehensive loss			(1)				(1)
Dividends declared on common stock				(100)			(100)
Dividends declared on preferred and preference stock not subject to mandatory redemption					(51)		(51)
Distributions to noncontrolling interests						(210)	(210)
Shares purchased for stock-based compensation				(135)			(135)
Proceeds from stock option exercises				56			56
Noncash stock-based compensation and other		18		(5)			13
Excess tax benefits related to stock-based awards		28					28
Change in classification of shares purchased to settle performance shares		78		(78)			—

Balance at December 31, 2007	$2,168	$507	$(15)	$3,568	$929	$446	$7,603

Net income				683	51	170	904
Other comprehensive income			1				1
Dividends declared on common stock				(400)			(400)
Dividends declared on preferred and preference stock not subject to mandatory redemption					(51)		(51)
Preference stock redeemed, net of gain		2			(9)		(7)
Distributions to noncontrolling interests						(236)	(236)
Shares purchased for stock-based compensation				(36)			(36)
Proceeds from stock option exercises				17			17
Noncash stock-based compensation and other		19		(5)			14
Excess tax benefits related to stock-based awards		4					4

Balance at December 31, 2008	$2,168	$532	$(14)	$3,827	$920	$380	$7,813

Notes to Consolidated Financial Statements

Significant accounting policies are discussed in Note 1, unless discussed in the respective Notes for specific topics.

Note 1.	Summary of Significant Accounting Policies

SCE is a rate-regulated electric utility that supplies electric energy to a 50,000 square-mile area of central, coastal and southern California.

Basis of Presentation

The consolidated financial statements include SCE, its subsidiaries and VIEs for which SCE is the primary beneficiary. Effective March 31, 2004, SCE began consolidating four cogeneration projects from which SCE typically purchases 100% of the energy produced under long-term power-purchase agreements, in accordance with FIN 46(R). Intercompany transactions have been eliminated.

SCE’s accounting policies conform to accounting principles generally accepted in the United States of America, including the accounting principles for rate-regulated enterprises, which reflect the rate-making policies of the CPUC and the FERC. SCE applies SFAS No. 71 to the portion of its operations in which regulators set rates at levels intended to recover the estimated costs of providing service, plus a return on capital. Due to timing and other differences in the collection of operating revenue, these principles allow an incurred cost that would otherwise be charged to expense by a nonregulated entity to be capitalized as a regulatory asset if it is probable that the cost is recoverable through future rates; and conversely these principles require creation of a regulatory liability for probable future costs collected through rates in advance of the actual costs being incurred. SCE’s management continually evaluates the anticipated recovery of regulatory assets, liabilities, and operating revenue subject to refund and provides for allowances and/or reserves as appropriate.

These financial statements have been revised to reflect the retrospective application of SFAS No. 160. Certain prior-year reclassifications have been made to conform to the December 31, 2008 consolidated financial statement presentation mostly pertaining to the adoption of FIN 39-1 and the elimination of the previously reported income statement caption “Provision for regulatory adjustment clauses – net” through classifications within relevant captions including “Operating revenue,” “Purchased power,” “Other operation and maintenance” and “Depreciation, decommissioning and amortization.”

Financial statements prepared in conformity with accounting principles generally accepted in the United States of America require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingency assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Actual results could differ from those estimates.

SCE’s outstanding common stock is owned entirely by its parent company, Edison International.

Book Overdrafts

Book overdrafts represent timing difference associated with outstanding checks in excess of cash funds that are on deposit with financial institutions. SCE’s ending daily cash funds are temporarily invested in short-term investments, until required for check clearings. SCE reclassifies the amount for checks issued but not yet paid by the financial institution, from cash to book overdrafts.

Cash and Equivalents

Cash equivalents included money market funds totaling $1.5 billion and $83 million at December 31 2008 and 2007, respectively. The carrying value of cash equivalents approximates fair value due to maturities of less than three months. Additionally, cash and equivalents of $89 million and $110 million at December 31, 2008 and 2007, respectively are included for four projects that SCE is consolidating under an accounting interpretation for VIEs. For further discussion of money market funds, see Note 10.

Southern California Edison Company

Deferred Financing Costs

Debt premium, discount and issuance expenses are deferred and amortized on a straight-line basis through interest expense over the life of each related issue. Under CPUC rate-making procedures, debt reacquisition expenses are amortized over the remaining life of the reacquired debt or, if refinanced, the life of the new debt. California law prohibits SCE from incurring or guaranteeing debt for its nonutility affiliates. SCE had unamortized loss on reacquired debt of $309 million at December 31, 2008 and $331 million at December 31, 2007 reflected in “Regulatory assets” in the long-term section of the consolidated balance sheets. SCE had unamortized debt issuance costs of $49 million at December 31, 2008 and $40 million at December 31, 2007 reflected in “Other long-term assets” on the consolidated balance sheets.

Derivative Instruments and Hedging Activities

SCE uses derivative financial instruments to manage financial exposure on its investments and fluctuations in commodity prices and interest rates. SCE manages these risks in part by entering into interest rate swap, cap and lock agreements, and forward commodity transactions, including options, swaps and futures. SCE is exposed to credit loss in the event of nonperformance by counterparties. To mitigate credit risk from counterparties, master netting agreements are used whenever possible and counterparties may be required to pledge collateral depending on the creditworthiness of each counterparty and the risk associated with the transaction.

SCE records its derivative instruments on its consolidated balance sheets at fair value as either assets or liabilities unless they meet the definition of a normal purchase or sale. The normal purchases and sales exception requires, among other things, physical delivery in quantities expected to be used or sold over a reasonable period in the normal course of business. All changes in the fair value of derivatives are recognized currently in earnings unless specific hedge criteria are met which requires SCE to formally document, designate, and assess the effectiveness of hedge transactions. For those derivative transactions that qualify for and for which SCE has elected hedge accounting, gains or losses from changes in the fair value of a recognized asset or liability or a firm commitment are reflected in earnings for the ineffective portion of a designated fair value hedge. For a designated hedge of the cash flows of a forecasted transaction, the effective portion of the gain or loss is initially recorded as a separate component of shareholders’ equity under the caption “Accumulated other comprehensive income (loss),” and subsequently reclassified into earnings when the forecasted transaction affects earnings. The remaining gain or loss on the derivative instrument, if any, is recognized currently in earnings.

Derivative assets and liabilities are shown at gross amounts on the consolidated balance sheets, except that net presentation is used when SCE has the legal right of offset, such as multiple contracts executed with the same counterparty under master netting arrangements. In addition, derivative positions are offset against margin and cash collateral deposits in accordance with FIN No. 39-1 as discussed below in “Margin and Collateral Deposits” and “New Accounting Pronouncements.” The results of derivative activities are recorded as part of cash flows from operating activities on the consolidated statements of cash flows.

To mitigate SCE’s exposure to spot-market prices, the CPUC has authorized SCE to enter into power purchase contracts (including QFs), energy options, tolling arrangements and forward physical contracts. SCE records these derivative instruments on its consolidated balance sheets at fair value unless they meet the definition of a normal purchase or sale (as discussed above), or are classified as VIEs or leases. The derivative instrument fair values are marked to market at each reporting period. Any fair value changes are expected to be recovered from or refunded to customers through regulatory mechanisms and therefore SCE’s fair value changes have no impact on purchased-power expense or earnings. As a result, fair value changes do not affect SCE’s earnings. SCE has elected not to use hedge accounting for these transactions due to this regulatory accounting treatment.

Most of SCE’s QF contracts are not required to be recorded on the consolidated balance sheets because they either do not meet the definition of a derivative or meet the normal purchases and sales exception. However,

Notes to Consolidated Financial Statements

SCE purchases power from certain QFs in which the contract pricing is based on a natural gas index, but the power is not generated with natural gas. The portion of these contracts that is not eligible for the normal purchases and sales exception is recorded on the consolidated balance sheets at fair value. Unit-specific contracts (signed or modified after June 30, 2003) in which SCE takes virtually all of the output of a facility are generally considered to be leases under EITF No. 01-8.

SCE enters into interest-rate locks to mitigate interest rate risk associated with future financings. SCE expects to recover any fair value changes associated with the interest-rate lock through regulatory mechanisms. Realized and unrealized gains and losses do not affect current earnings. Realized gains/losses are amortized and recovered through interest expense over the life of the new debt.

See further information about SCE’s derivative instruments in Note 2 and 10.

Dividend Restrictions

The CPUC regulates SCE’s capital structure and limits the dividends it may pay Edison International. In SCE’s most recent cost of capital proceeding, the CPUC sets an authorized capital structure for SCE which included a common equity component of 48%. SCE may make distributions to Edison International as long as the common equity component of SCE’s capital structure remains at or above the authorized level on a 13-month weighted average basis of 48%. At December 31, 2008, SCE’s 13-month weighted-average common equity component of total capitalization was 50.6% resulting in the capacity to pay $345 million in additional dividends.

Impairment of Long-Lived Assets

SCE evaluates the impairment of its long-lived assets based on a review of estimated cash flows expected to be generated whenever events or changes in circumstances indicate the carrying amount of such investments or assets may not be recoverable. If the carrying amount of the asset exceeds the amount of the expected future cash flows, undiscounted and without interest charges, then an impairment loss is recognized in accordance with SFAS No. 144. In accordance with SFAS No. 71, SCE’s impaired assets are recorded as a regulatory asset if it is deemed probable that such amounts will be recovered from the ratepayers.

Income Taxes

SCE and its subsidiaries are included in Edison International’s consolidated federal income tax and combined state franchise tax returns. Under an income tax-allocation agreement approved by the CPUC, SCE’s tax liability is computed as if it filed its federal and state income tax returns on a separate return basis.

SCE applies the asset and liability method of accounting for deferred income taxes as required by SFAS No. 109, “Accounting for Income Taxes.” In accordance with FIN 48, “Accounting for Uncertainty in Income Taxes,” SCE applies judgment to assess each tax position taken on filed tax returns and tax positions expected to be taken on future returns to determine whether a tax position is more likely than not to be sustained and recognized in the financial statements. However, all temporary tax positions, whether or not the more likely than not threshold of FIN 48 is met, are recorded in the financial statements in accordance with the measurement principles of FIN 48.

As part of the process of preparing its consolidated financial statements, SCE is required to estimate its income taxes in each jurisdiction in which it operates. This process involves estimating actual current tax expense together with assessing temporary differences resulting from differing treatment of items, such as depreciation, for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within SCE’s consolidated balance sheet. SCE takes certain tax positions it believes are applied in accordance with tax laws. The application of these positions is subject to interpretation and audit by the IRS.

Investment tax credits associated with rate-regulated public utility property are deferred and amortized over the lives of the properties.

Southern California Edison Company

Accounting for tax obligations requires judgments, including estimating reserves for potential adverse outcomes regarding tax positions that have been taken. Management uses judgment in determining whether the evidence indicates it is more likely than not, based solely on the technical merits, that the position will be sustained on audit. Management continually evaluates its income tax exposures and provides for allowances and/or reserves as appropriate, reflected in the captions “Accrued taxes” and “Other deferred credits and long-term liabilities” on the consolidated balance sheets. Income tax expense includes the current tax liability from operations and the change in deferred income taxes during the year. Interest expense and penalties associated with income taxes are reflected in the caption “Income tax expense” on the consolidated statements of income.

For a further discussion of income taxes, see Note 4.

Inventory

Inventory is stated at the lower of cost or market, cost being determined by the average cost method for fuel and materials and supplies.

Leases

Rent expense under operating leases for vehicle, office space and other equipment is levelized over the terms of the leases.

Capital leases are reported as long-term obligations on the consolidated balance sheets under the caption “Other deferred credits and other long-term liabilities.” In accordance with SFAS No. 71, SCE’s capital lease amortization expense and interest expense are reflected in the caption “Purchased power” on the consolidated statements of income.

See “Lease Commitments” in Note 6 for additional information on operating and capital lease transactions.

Margin and Collateral Deposits

Margin and collateral deposits include margin requirements and cash deposited with and received from counterparties and brokers as credit support under energy contracts. The amount of margin and collateral deposits generally varies based on changes in the fair value of the related positions. See “New Accounting Pronouncements” below for a discussion of the adoption of FIN No. 39-1. In accordance with FIN No. 39-1, SCE presents a portion of its margin and cash collateral deposits net with its derivative positions on its consolidated balance sheets. Amounts recognized for cash collateral provided to others that have been offset against net derivative liabilities totaled $72 million and $2 million at December 31, 2008 and 2007, respectively.

New Accounting Pronouncements

Accounting Pronouncements Adopted

In April 2007, the FASB issued FIN No. 39-1. This pronouncement permits companies to offset fair value amounts recognized for the right to reclaim cash collateral (a receivable) or the obligation to return cash collateral (a payable) against fair value amounts recognized for derivative instruments executed with the same counterparty under a master netting arrangement. In addition, upon the adoption, companies were permitted to change their accounting policy to offset or not offset fair value amounts recognized for derivative instruments under master netting agreements. SCE adopted FIN No. 39-1 effective January 1, 2008. The adoption resulted in netting a portion of margin and cash collateral deposits with derivative positions on SCE’s consolidated balance sheets, but had no impact on its consolidated statements of income. The consolidated balance sheet at December 31, 2007 has been retroactively restated for the change, which resulted in a decrease in net assets (margin and collateral deposits) of $2 million. The consolidated statements of cash flows for the years ended December 31, 2007 and 2006 have been retroactively restated to reflect the balance sheet changes, which had no impact on total operating cash flows from continuing operations.

Notes to Consolidated Financial Statements

In February 2007, the FASB issued SFAS No. 159, which provides an option to report eligible financial assets and liabilities at fair value, with changes in fair value recognized in earnings. SCE adopted this pronouncement effective January 1, 2008. The adoption of this standard had no impact because SCE did not make an optional election to report additional financial assets and liabilities at fair value.

In September 2006, the FASB issued SFAS No. 157, which clarifies the definition of fair value, establishes a framework for measuring fair value and expands the disclosures on fair value measurements. SCE adopted SFAS No. 157 effective January 1, 2008. The adoption did not result in any retrospective adjustments to its consolidated financial statements. The accounting requirements for employers’ pension and other postretirement benefit plans were effective at the end of 2008, which was the next measurement date for these benefit plans. SCE will adopt this standard for nonrecurring nonfinancial assets and liabilities (AROs) measured or disclosed at fair value during the first quarter of 2009. Since this standard is applied prospectively, AROs existing before the adoption of the standard will not be adjusted for nonperformance risk. For further discussion, see Note 10.

On October 10, 2008, the FASB issued FSP SFAS No. 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active.” This position clarifies the application of SFAS No. 157 in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. It also reaffirms the notion of fair value as an exit price as of the measurement date. This position was effective upon issuance, including prior periods for which financial statements have not been issued. The adoption had no impact on SCE’s consolidated financial statements.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles,” which identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements for nongovernmental entities that are presented in conformity with U.S. GAAP. This statement transfers the GAAP hierarchy from the American Institute of Certified Public Accountants Statement on Auditing Standards No. 69, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles” to the FASB. SFAS No. 162, was effective on November 15, 2008. The adoption of this standard did not have an impact on SCE’s consolidated results of operations, financial position or cash flows.

In December 2008, the FASB issued FSP FAS 140-4 and FIN 46(R)-8, “Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities.” For asset transfers, the additional disclosure requirements primarily focus on the transferor’s continuing involvement with transferred financial assets and the related risks retained. For VIEs, this position requires public enterprises to provide additional disclosures about their involvement with variable interest entities including the method for determining whether an enterprise is the primary beneficiary, the significant judgments and assumptions made and the details of any financial or other support provided to a VIE. This position was effective for reporting periods ending after December 15, 2008. The adoption did not have an impact on SCE’s consolidated financial position, results of operations or cash flows. See Note 14 for disclosures pertaining to VIEs.

In December 2008, the FASB issued FSP EITF 99-20-1, “Amendments to the Impairment guidance of EITF Issue No. 99-20,” which amends the guidance for purchased beneficial interests to achieve more consistent determination of whether an other-than-temporary impairment has occurred for available-for-sale or held-to-maturity debt securities. This pronouncement was effective for reporting periods ending after December 15, 2008. Because SCE already evaluates impairment for these securities in accordance with SFAS No. 115, the adoption did not have an impact on its consolidated financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 160, which requires an entity to present minority interest that reflects the ownership interests in subsidiaries held by parties other than the entity, within the equity section but separate from the entity’s equity in the consolidated financial statements. It also requires the amount of consolidated net income attributable to the parent and to the noncontrolling interest to be clearly identified and presented on the face of the consolidated statement of income; changes in ownership interest be accounted for similarly as equity transactions; and, when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary and the gain or loss on the deconsolidation of the subsidiary be measured at fair value. SCE adopted SFAS No. 160 in the first quarter of 2009 and has retrospectively applied this standard. As a result, SCE reclassified minority interest to a component of equity (at December 31, 2008 and 2007, the amounts were $380 million and $446 million, respectively).

Southern California Edison Company

Accounting Pronouncements Not Yet Adopted

In March 2008, the FASB issued SFAS No. 161, which requires additional disclosures related to derivative instruments, including how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for and how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS No. 161 is effective for fiscal years beginning after November 15, 2008, with early adoption permitted. SCE will adopt SFAS No. 161 in the first quarter of 2009. Since SFAS No. 161 impacts disclosures only, the adoption of this standard will not have an impact on SCE’s consolidated results of operations, financial position or cash flows.

In December 2008, the FASB issued FSP FAS 132(R)-1, “Employers” Disclosures about Postretirement Benefit Plan Assets.” This position requires additional plan asset disclosures about the major categories of assets, the inputs and valuation techniques used to measure fair value, the level within the fair value hierarchy, the effect of using significant unobservable inputs (Level 3) and significant concentrations of risk. This position is effective for years ending after December 15, 2009 and therefore, SCE will adopt FSP FAS 132(R)-1 at year-end 2009. FSP FAS 132(R)-1 will impact disclosures only and will not have an impact on SCE’s consolidated results of operations, financial position or cash flows.

Nuclear Decommissioning

As a result of SCE’s adoption of SFAS No. 143 in 2003, SCE recorded the fair value of its liability for AROs, primarily related to the decommissioning of its nuclear power facilities. At that time, SCE adjusted its nuclear decommissioning obligation, capitalized the initial costs of the ARO into a nuclear-related ARO regulatory asset, and also recorded an ARO regulatory liability as a result of timing differences between the recognition of costs recorded in accordance with SFAS No. 143 and the recovery of the related asset retirement costs through the rate-making process.

SCE plans to decommission its nuclear generating facilities by a prompt removal method authorized by the NRC. Decommissioning is expected to begin after the plants’ operating licenses expire. The operating licenses currently expire in 2022 for San Onofre Units 2 and 3, and in 2024, 2025 and 2027 for the Palo Verde units. Decommissioning costs, which are recovered through nonbypassable customer rates over the term of each nuclear facility’s operating license, are recorded as a component of depreciation expense, with a corresponding credit to the ARO regulatory liability. The earnings impact of amortization of the ARO asset included within the unamortized nuclear investment and accretion of the ARO liability, both established under SFAS No. 143, are deferred as increases to the ARO regulatory liability account, with no impact on earnings. See Note 8 for an analysis of the ARO liability.

SCE has collected in rates amounts for the future costs of removal of its nuclear assets, and has placed those amounts in independent trusts. The cost of removal amounts, in excess of fair value collected for assets not legally required to be removed, are classified as regulatory liabilities.

SCE’s nuclear decommissioning trusts are accounted for in accordance with SFAS No. 115, and due to regulatory recovery of SCE nuclear decommissioning expense, rate-making accounting treatment is applied to all nuclear decommissioning trust activities in accordance with SFAS No. 71. As a result, nuclear decommissioning activities do not affect SCE’s earnings.

SCE’s nuclear decommissioning trust investments are classified as available-for-sale. SCE has debt and equity investments for the nuclear decommissioning trust funds. Due to regulatory mechanisms, earnings and realized

Notes to Consolidated Financial Statements

gains and losses (including other-than-temporary impairments) have no impact on operating revenue. Unrealized gains and losses on decommissioning trust funds increase or decrease the trust asset and the related regulatory asset or liability and have no impact on operating revenue or decommissioning expense. SCE reviews each security for other-than-temporary impairment losses on the last day of each month compared to the last day of the previous month. If the fair value on both days is less than the cost for that security, SCE will recognize a realized loss for the other-than-temporary impairment. If the fair value is greater or less than the cost for that security at the time of sale, SCE will recognize a related realized gain or loss, respectively. For a further discussion about nuclear decommissioning trusts see “Nuclear Decommissioning Commitment” in Note 6 and “Nuclear Decommissioning Trusts” in Note 10.

Planned Major Maintenance

Certain plant facilities require major maintenance on a periodic basis. These costs are expensed as incurred.

Property and Plant

Utility Plant

Utility plant additions, including replacements and betterments, are capitalized. Such costs include direct material and labor, construction overhead, a portion of administrative and general costs capitalized at a rate authorized by the CPUC, and AFUDC. AFUDC represents the estimated cost of debt and equity funds that finance utility-plant construction. Currently, AFUDC debt and equity is capitalized during certain plant construction and reported in interest expense and other nonoperating income, respectively. AFUDC is recovered in rates through depreciation expense over the useful life of the related asset. Depreciation of utility plant is computed on a straight-line, remaining-life basis.

On November 26, 2007, the FERC issued an order granting incentives on three of SCE’s largest proposed transmission projects, DPV2, Tehachapi Transmission Project (“Tehachapi”), and Rancho Vista Substation Project (“Rancho Vista”). The order permits SCE to include in rate base 100% of prudently-incurred capital expenditures during construction of all three projects. On February 29, 2008, the FERC approved SCE’s revision to its Transmission Owner Tariff to collect 100% of construction work in progress (CWIP) for these projects in rate base and earn a return on equity, rather than capitalizing AFUDC. SCE implemented the CWIP rate, subject to refund, on March 1, 2008. For further discussion, see “FERC Transmission Incentives” in Note 6.

Depreciation expense stated as a percent of average original cost of depreciable utility plant was, on a composite basis, 4.3% for 2008, 4.2% for 2007 and 4.2% for 2006.

AFUDC – equity was $54 million in 2008, $46 million in 2007 and $32 million in 2006 AFUDC – debt was $27 million in 2008, $24 million in 2007 and $18 million in 2006.

Replaced or retired property costs are charged to the accumulated provision for depreciation. Cash payments for removal costs less salvage reduce the liability for AROs.

In May 2003, the Palo Verde units returned to traditional cost-of-service ratemaking while San Onofre Units 2 and 3 returned to traditional cost-of-service ratemaking in January 2004. SCE’s nuclear plant investments made prior to the return to cost-of-service ratemaking are recorded as regulatory assets on its consolidated balance sheets. Since the return to cost-of-service ratemaking, capital additions are recorded in utility plant. These classifications do not affect the rate-making treatment for these assets.

Southern California Edison Company

Estimated useful lives (authorized by the CPUC) and weighted-average useful lives of SCE’s property, plant and equipment, are as follows:

	Estimated	Weighted-Average
	Useful Lives	Useful Lives

Generation plant	38 years to 69 years	40 years
Distribution plant	30 years to 60 years	40 years
Transmission plant	35 years to 65 years	45 years
Other plant	5 years to 60 years	20 years

Nuclear fuel is recorded as utility plant (nuclear fuel in the fabrication and installation phase is recorded as construction in progress) in accordance with CPUC rate-making procedures. Nuclear fuel is amortized using the units of production method.

Nonutility Property

Nonutility property, including construction in progress, is capitalized at cost, including interest accrued on borrowed funds that finance construction. Capitalized interest was less than a million dollars in 2008, 2007 and 2006. Mountainview plant is included in nonutility property in accordance with the rate-making treatment. Capitalized interest is generally amortized over 30 years (the life of the purchase-power agreement under which Mountainview plant operates).

Depreciation and amortization is primarily computed on a straight-line basis over the estimated useful lives of nonutility properties. Depreciation expense stated as a percent of average original cost of depreciable nonutility property was, on a composite basis, 3.9% for 2008, 3.9% for 2007 and 3.8% for 2006. The VIEs (commenced consolidation in March 31, 2004) compose a majority of nonutility property.

Estimated useful lives for nonutility property are as follows:

Furniture and equipment	3 years to 20 years
Building, plant and equipment	5 years to 30 years
Land easements	60 years

Asset Retirement Obligation

SCE accounts for its asset retirement obligations in accordance with in accordance with SFAS No. 143 and FIN 47. SCE’s AROs related to decommissioning of its nuclear power facilities are based on site-specific studies. The initial establishment of a nuclear-related ARO is at fair value and results in a corresponding regulatory asset. See “Nuclear Decommissioning” above for further discussion. Over time, the liability is increased for accretion each period. SCE’s conditional AROs are recorded at fair value in the period in which it is incurred if the fair value can be reasonably estimated even though uncertainty exists about the timing and/or method of settlement. When the liability is initially recorded, the cost is capitalized by increasing the carrying amount of the related long-lived asset. Over time, the liability is increased for accretion each period, and the capitalized cost is depreciated over the useful life of the related asset. Settlement of an ARO liability, for an amount other than its recorded amount, results in a gain or loss.

Purchased-Power

From January 17, 2001 to December 31, 2002, the CDWR purchased power on behalf of SCE’s customers for SCE’s residual net short power position (the amount of energy needed to serve SCE’s customers in excess of SCE’s own generation and power-purchase contracts). Additionally, the CDWR signed long-term contracts that provide power for SCE’s customers. Effective January 1, 2003, SCE resumed power procurement

Notes to Consolidated Financial Statements

responsibilities for its residual net short position. SCE acts as a billing agent for the CDWR power, and any power purchased by the CDWR for delivery to SCE’s customers is not considered a cost to SCE.

Receivables

SCE records an allowance for uncollectible accounts, generally as determined by the average percentage of amounts written-off in prior periods. SCE assesses its customers a late fee of 0.9% per month, beginning 21 days after the bill is prepared. Inactive accounts are written off after 180 days.

Regulatory Assets and Liabilities

In accordance with SFAS No. 71, SCE records regulatory assets, which represent probable future recovery of certain costs from customers through the rate-making process, and regulatory liabilities, which represent probable future credits to customers through the rate-making process. See Note 11 for additional disclosures related to regulatory assets and liabilities.

Related Party Transactions

Specified administrative services such as payroll and employee benefit programs, performed by SCE employees, are shared among all subsidiaries of Edison International, and the cost of these corporate support services are allocated to all subsidiaries. Costs are allocated based on one of the following formulas: percentage of time worked, relative amount of equity in investment, number of employees, or multi-factor method (operating revenue, operating expenses, total assets and number of employees). In addition, services of SCE employees are sometimes directly requested by an Edison International subsidiary and these services are performed for the subsidiary’s benefit. Labor and expenses of these directly requested services are specifically identified and billed at cost.

During the first quarter of 2008, a subsidiary of EME was awarded by SCE, through a competitive bidding process, a ten-year power sales contract with SCE for the output of a 479 MW gas-fired peaking facility located in the City of Industry, California, which is referred to as the “Walnut Creek” project. The power sales agreement was approved by the CPUC on September 18, 2008 and by the FERC on October 2, 2008. Deliveries under the power sales agreement are scheduled to commence in 2013.

Revenue Recognition

Operating revenue is recognized as electricity is delivered and includes amounts for services rendered but unbilled at the end of each reporting period. Rates charged to customers are based on CPUC-authorized and FERC-approved revenue requirements. CPUC rates are implemented upon final approval. FERC rates are often implemented on an interim basis at the time when the rate change is filed. Revenue collected prior to a final FERC approval decision is subject to refund. SCE’s revenue requirements are based on its cost of service, referred to as base rate revenue requirement, and also provide recovery of pass-through costs under ratemaking mechanisms (balancing accounts) authorized by the CPUC. The base rate revenue requirement provides an opportunity to recover operation and maintenance expenses, capital-related carrying costs and earn an authorized rate of return. The revenue requirement for pass-through costs provides recovery of fuel and purchased-power expenses, demand-side management programs, nuclear decommissioning, public purpose programs, certain operation and maintenance expenses and depreciation expense related to certain projects. SCE recognizes operating revenue equal to its authorized base rate revenue requirement and equal to actual costs incurred for pass-through costs.

The CPUC-authorized decoupling revenue mechanisms allow differences in revenue resulting from actual and forecast volumetric electricity sales to be collected from or refunded to ratepayers therefore such differences do not impact operating revenue. Differences between authorized operating costs included in SCE’s base rate revenue requirement and actual operating costs incurred, other than pass-through costs, do not impact operating revenue, but have an impact on earnings.

Southern California Edison Company

Since January 17, 2001, power purchased by the CDWR or through the ISO for SCE’s customers is not considered a cost to SCE because SCE is acting as an agent for these transactions. Furthermore, amounts billed to ($2.2 billion in 2008, $2.3 billion in 2007 and $2.5 billion in 2006) and collected from SCE’s customers for these power purchases, CDWR bond-related costs (effective November 15, 2002) and a portion of direct access exit fees (effective January 1, 2003) are being remitted to the CDWR and are not recognized as operating revenue by SCE.

Sales and Use Taxes

SCE bills certain sales and use taxes levied by state or local governments to its customers. Included in these sales and use taxes are franchise fees, which SCE pays to various municipalities (based on contracts with these municipalities) in order to operate within the limits of the municipality. SCE bills these franchise fees to its customers based on a CPUC-authorized rate. These franchise fees, which are required to be paid regardless of SCE’s ability to collect from the customer, are accounted for on a gross basis and reflected in operating revenue and other operation and maintenance expense. SCE’s franchise fees billed to customers and recorded as operating revenue were $103 million, $104 million and $107 million for the years ended December 31, 2008, 2007 and 2006, respectively. When SCE acts as an agent, and the tax is not required to be remitted if it is not collected from the customer, the taxes are accounted for on a net basis. Amounts billed to and collected from customers for these taxes are being remitted to the taxing authorities and are not recognized as operating revenue.

Short-term Investments

At different times during 2007 and 2006, SCE held various variable rate demand notes related to short-term cash management activities. The interest rate process for these securities allow for a resetting of interest rates related to changes in terms and/or credit quality, similar to cash and cash equivalents. In accordance with SFAS No. 115, if on hand at the end a period, these notes would be classified as short-term available-for-sale investment securities and recorded at fair value. There were no outstanding notes as of December 31, 2008 and 2007. Both sales and purchases of the notes were $7 billion and $6 billion for the years ended December 31, 2007 and 2006, respectively. There were no realized or unrealized gains or losses.

Stock-Based Compensation

Stock options, performance shares, deferred stock units and, beginning in 2007, restricted stock units have been granted under Edison International’s long-term incentive compensation programs. Edison International usually does not issue new common stock for equity awards settled. Rather, a third party is used to facilitate the exercise of stock options and the purchase and delivery of outstanding common stock for settlement of option exercises, performance shares and restricted stock units. Performance shares earned are settled half in cash and half in common stock; however, Edison International has discretion under certain of the awards to pay the half subject to cash settlement in Edison International’s common stock. Deferred stock units granted to management are settled in cash, not stock and represent a liability. Restricted stock units are settled in commons stock; however, Edison International will substitute cash awards to the extent necessary to pay tax withholding or any government levies.

On April 26, 2007, Edison International’s shareholders approved a new incentive plan (the 2007 Performance Incentive Plan) that includes stock-based compensation. No additional awards were granted under Edison International’s prior stock-based compensation plans on or after April 26, 2007, and all future issuances will be made under the new plan. The maximum number of shares of Edison International’s common stock that may be issued or transferred pursuant to awards under the new incentive plan is 8.5 million shares, plus the number of any shares subject to awards issued under Edison International’s prior plans and outstanding as of April 26, 2007, which expire, cancel or terminate without being exercised or shares being issued. As of December 31, 2008, Edison International had approximately 5.8 million shares remaining for future issuance under its stock-based compensation plans. For further discussion see “Stock-Based Compensation” in Note 5.

Notes to Consolidated Financial Statements

SFAS No. 123(R) requires companies to use the fair value accounting method for stock-based compensation. SCE implemented SFAS No. 123(R) in the first quarter of 2006 and applied the modified prospective transition method. Under the modified prospective method, the new accounting standard was applied effective January 1, 2006 to the unvested portion of awards previously granted and will be applied to all prospective awards. Prior financial statements were not restated under this method. The new accounting standard resulted in the recognition of expense for all stock-based compensation awards. In addition, SCE elected to calculate the pool of windfall tax benefits as of the adoption of SFAS No. 123(R) based on the method (also known as the short-cut method) proposed in FSP FAS 123(R)-3, “Transition Election to Accounting for the Tax Effects of Share-Based Payment Awards.” Prior to adoption of SFAS No. 123(R), SCE presented all tax benefits of deductions resulting from the exercise of stock options as a component of operating cash flows under the caption “Other liabilities” in the consolidated statements of cash flows. SFAS No. 123(R) requires the cash flows resulting from the tax benefits that occur from estimated tax deductions in excess of the compensation cost recognized for those options (excess tax benefits) to be classified as financing cash flows. The $4 million, $28 million and $17 million of excess tax benefits are classified as financing cash flows in 2008, 2007 and 2006, respectively. Due to the adoption of SFAS No. 123(R), SCE recorded a cumulative effect adjustment that increased net income by less than $1 million, net of tax, in the first quarter of 2006, mainly to reflect the change in the valuation method for performance shares classified as liability awards and the use of forfeiture estimates.

Prior to January 1, 2006, SCE accounted for these plans using the intrinsic value method. Upon grant, no stock-based compensation cost for stock options was reflected in net income, as the grant date was the measurement date, and all options granted under these plans had an exercise price equal to the market value of the underlying common stock on the date of grant. Previously, stock-based compensation cost for performance shares was remeasured at each reporting period and related compensation expense was adjusted. As discussed above, effective January 1, 2006, SCE implemented a new accounting standard that requires companies to use the fair value accounting method for stock-based compensation resulting in the recognition of expense for all stock-based compensation awards. SCE recognizes stock-based compensation expense on a straight-line basis over the requisite service period. Because SCE capitalizes a portion of cash-based compensation and SFAS No. 123(R) requires stock-based compensation to be recorded similarly to cash-based compensation, SCE capitalizes a portion of its stock-based compensation related to both unvested awards and new awards. SCE recognizes stock-based compensation expense for awards granted to retirement-eligible participants as follows: for stock-based awards granted prior to January 1, 2006, SCE recognized stock-based compensation expense over the explicit requisite service period and accelerated any remaining unrecognized compensation expense when a participant actually retired; for awards granted or modified after January 1, 2006, to participants who are retirement-eligible or will become retirement-eligible prior to the end of the normal requisite service period for the award, stock-based compensation will be recognized on a prorated basis over the initial year or over the period between the date of grant and the date the participant first becomes eligible for retirement. If SCE recognized stock-based compensation expense for awards granted prior to January 1, 2006, over a period to the date the participant first became eligible for retirement, stock-based compensation expense would have decreased $1 million and $4 million for 2007 and 2006, respectively.

Note 2.	Derivative Instruments and Hedging Activities

SCE is exposed to commodity price risk associated with its purchases for additional capacity and ancillary services to meet its peak energy requirements as well as exposure to natural gas prices associated with power purchased from QFs, fuel tolling arrangements, and its own gas-fired generation, including the Mountainview plant. SCE’s realized gains and losses arising from derivative instruments are reflected in purchased-power expense and are recovered through the ERRA mechanism. Unrealized gains and losses have no impact on purchased-power expense due to regulatory mechanisms. As a result, realized and unrealized gains and losses

Southern California Edison Company

do not affect earnings, but may temporarily affect cash flows. The following is a summary of purchased-power expense:

In millions Year ended December 31,	2008	2007	2006

Purchased-power	$3,816	$3,179	$2,940
Realized losses on economic hedging activities – net	60	132	339
Energy settlements and refunds	(31)	(76)	(180)

Total purchased-power expense	$3,845	$3,235	$3,099

Unrealized (gains) losses on economic hedging were $638 million in 2008, $(94) million in 2007, and $237 million in 2006. Changes in realized and unrealized gains and losses on economic hedging activities were primarily due to significant decreases in forward natural gas prices in 2008 compared to 2007. Changes in realized and unrealized gains and losses on economic hedging activities in 2007 compared to 2006 were primarily due to changes in SCE’s gas hedge portfolio mix as well as an increase in the natural gas futures market in 2007.

Note 3.	Liabilities and Lines of Credit

Long-Term Debt

Almost all SCE properties are subject to a trust indenture lien. SCE has pledged first and refunding mortgage bonds as collateral for borrowed funds obtained from pollution-control bonds issued by government agencies. SCE used these proceeds to finance construction of pollution-control facilities. SCE has a debt covenant that requires a debt to total capitalization ratio be met. At December 31, 2008, SCE was in compliance with this debt covenant. Bondholders have limited discretion in redeeming certain pollution-control bonds, and SCE has arranged with securities dealers to remarket or purchase them if necessary.

Long-term debt is:

In millions December 31,	2008	2007

First and refunding mortgage bonds:
2009 – 2038 (4.65% to 6.00% and variable)	$4,875	$3,375
Pollution-control bonds:
2015 – 2035 (2.9% to 5.55% and variable)	1,196	1,196
Bonds repurchased	(249)	(37)
Debentures and notes:
2010 – 2053 (5.06% to 7.625%)	557	557
Long-term debt due within one year	(150)	—
Unamortized debt discount – net	(17)	(10)

Total	$6,212	$5,081

Note: Rates and terms as of December 31, 2008

The interest rates on one issue of SCE’s pollution control bonds insured by FGIC, totaling $249 million, were reset every 35 days through an auction process. Due to a loss of confidence in the creditworthiness of the bond insurers, there was a significant reduction in market liquidity for auction rate bonds and interest rates on these bonds increased. Consequently, SCE purchased in the secondary market $37 million of its auction rate bonds in December 2007 and the remaining $212 million during the first three months of 2008. In March 2008, SCE converted the issue to a variable rate mode and terminated the FGIC insurance policy. SCE continues to hold the bonds which remain outstanding and have not been retired or cancelled.

Long-term debt maturities and sinking-fund requirements for the next five years are: 2009 – $150 million; 2010 – $250 million; 2011 – zero, 2012 – zero and 2013 – zero.

Notes to Consolidated Financial Statements

Short-Term Debt

Short-term debt is generally used to finance fuel inventories, balancing account undercollections and general, temporary cash requirements including power purchase payments. At December 31, 2008, the outstanding short-term debt was $1.89 billion at a weighted-average interest rate of 0.67%. This short-term debt is supported by a $2.5 billion credit line. At December 31, 2007, the outstanding short-term debt was $500 million at a weighted-average interest rate of 5.29%. This short-term debt was supported by a $2.5 billion credit line. See below in “Credit Agreements.”

Credit Agreements

In March 2008, SCE amended its $2.5 billion credit facility, extending the maturity to February 2013. The related borrowings are classified as short-term debt as it is expected to be repaid by year-end 2009. The amendment also provides four extension options which, if all exercised, and agreed to by lenders, will result in a final termination in February 2017.

On September 15, 2008, Lehman Brothers Holdings filed for protection under Chapter 11 of the U.S. Bankruptcy Code. A subsidiary of Lehman Brothers Holdings, Lehman Brothers Bank, FSB, is one of the lenders in SCE’s credit agreement representing a total commitment of $106 million. Lehman Brothers Bank, FSB, had funded $25 million of SCE’s borrowing request during the second quarter of 2008 but declined SCE’s requests during the second half of 2008 for funding of approximately $57 million.

The following table summarizes the status of the SCE credit facility:

In millions Year ended December 31,	2008	2007

Commitment	$2,500	$2,500
Less: Unfunded commitment from Lehman Brothers subsidiary	(81)	—

	2,419	2,500
Outstanding borrowings	(1,893)	(500)
Outstanding letters of credit	(141)	(229)

Amount available	$385	$1,771

Note 4.	Income Taxes

The components of income tax expense from continuing operations by location of taxing jurisdiction are:

In millions Year ended December 31,	2008	2007	2006

Current:
Federal	$53	$295	$681
State	43	94	159

	96	389	840

Deferred:
Federal	232	(31)	(312)
State	14	(21)	(90)

	246	(52)	(402)

Total	$342	$337	$438

Southern California Edison Company

The components of the net accumulated deferred income tax liability are:

In millions December 31,	2008	2007

Deferred tax assets:
Property-related	497	396
Regulatory balancing accounts	436	519
Unrealized gains and losses	70	393
Decommissioning	168	182
Pensions and PBOPs	203	177
Other	439	552

Total	$1,813	$2,219

Deferred tax liabilities:
Property-related	$3,493	$3,155
Capitalized software costs	231	128
Regulatory balancing accounts	433	521
Unrealized gains and losses	70	394
Decommissioning	148	158
Other	209	273

Total	$4,584	$4,629

Accumulated deferred income tax liability – net	$2,771	$2,410

Classification of accumulated deferred income taxes – net:
Included in deferred credits and other liabilities	$2,918	$2,556
Included in total current assets	147	146

The federal statutory income tax rate is reconciled to the effective tax rate from continuing operations as follows:

Year ended December 31,	2008	2007	2006

Federal statutory rate	35.0%	35.0%	35.0%
State tax – net of federal benefit	3.5	4.4	3.6
Property-related	(6.1)	(1.0)	(0.3)
Tax reserve adjustments	0.7	(4.8)	3.1
ESOP dividend payment	(0.9)	(0.8)	(0.9)
Resolution of state audit issue	—	—	(3.9)
Other	(0.4)	(2.0)	(2.0)

Effective tax rate	31.8%	30.8%	34.6%

The composite federal and state statutory income tax rate was approximately 40% (net of the federal benefit for state income taxes) for all periods presented. The lower effective tax rate of 31.8% in 2008 as compared to the statutory rate was primarily due to software and property related flow through deductions. The lower effective tax rate of 30.8% in 2007 as compared to the statutory rate was primarily due to reductions made to the income tax reserve to reflect progress made in an administrative appeals process with the IRS related to the income tax treatment of certain costs associated with environmental remediation and to reflect a settlement of state tax audit issues. The lower effective tax rate of 34.6% in 2006 as compared to the statutory rate was primarily due to a settlement reached with the California Franchise Tax Board regarding a state apportionment issue partially offset by tax reserve accruals.

Notes to Consolidated Financial Statements

Accounting for Uncertainty in Income Taxes

FIN 48 requires an enterprise to recognize, in its financial statements, the best estimate of the impact of a tax position by determining if the weight of the available evidence indicates it is more likely than not, based solely on the technical merits, that the position will be sustained on audit. Edison International has filed affirmative tax claims related to tax positions, which, if accepted, could result in refunds of taxes paid or additional tax benefits for positions not reflected on filed original tax returns. FIN 48 requires the disclosure of all unrecognized tax benefits, which includes the reserves recorded for tax positions on filed tax returns and the unrecognized portion of affirmative claims.

Unrecognized Tax Benefits Tabular Disclosure

The following table provides a reconciliation of unrecognized tax benefits from January 1 to December 31:

In millions	2008	2007

Balance at January 1	$1,950	$1,985
Tax positions taken during the current year
Increases	111	63
Decreases	—	—
Tax positions taken during a prior year
Increases	162	124
Decreases	(157)	(222)
Decreases for settlements during the period	—	—
Reductions for lapses of applicable statute of limitations	—	—

Balance at December 31	$2,066	$1,950

The unrecognized tax benefits in the table above reflects affirmative claims related to timing differences of $1.5 billion and $1.6 billion, at December 31, 2008 and 2007, respectively, that have been claimed on amended tax returns, but have not met the recognition threshold pursuant to FIN 48 and have been denied by the IRS as part of their examinations. These affirmative claims remain unpaid by the IRS and no receivable has been recorded. Edison International has vigorously defended these affirmative claims in IRS administrative appeals proceedings and these claims are included in the ongoing Global Settlement negotiations.

It is reasonably possible that Edison International could resolve, as part of the Global Settlement, or otherwise, with the IRS, all or a portion of SCE’s unrecognized tax benefits through tax year 2002 within the next 12 months, which could reduce unrecognized tax benefits by up to $1.4 billion.

The total amount of unrecognized tax benefits as of December 31, 2008 and 2007, respectively, that if recognized, would have an effective tax rate impact is $60 million and $65 million, respectively.

Accrued Interest and Penalties

The total amounts of accrued interest and penalties related to SCE’s income tax reserve were $120 million and $96 million as of December 31, 2008 and 2007, respectively. The after-tax interest expense (income) recognized and included in income tax expense was $14 million and $(24) million in 2008 and 2007, respectively.

California Apportionment

In December 2006, Edison International reached a settlement with the California Franchise Tax Board regarding the sourcing of gross receipts from the sale of electric services for California state tax apportionment purposes for tax years 1981 to 2004. In 2006, SCE recorded a $49 million benefit related to a tax reserve adjustment as a result of this settlement. In the FIN 48 adoption, a $54 million benefit was recorded related to

Southern California Edison Company

this same issue. In addition, Edison International received a net cash refund of approximately $52 million in April 2007.

Tax Positions being Addressed as Part of Active Examinations, Administrative Appeals and the Global Settlement

In the normal course, Edison International’s federal income tax returns are examined by the IRS and Edison International challenges deficiency adjustments, asserted as part of an examination, to the Administrative Appeals branch of the IRS (IRS Appeals) to the extent Edison International believes its tax reporting positions properly complied with the relevant tax law and that the IRS’ basis for making such adjustments lacks merit. Edison International has challenged certain IRS deficiency adjustments, asserted as part of the examination of tax years 1994 – 1999 with IRS Appeals. Edison International has also been under active IRS examination for tax years 2000 – 2002 and during the third quarter of 2008, the IRS commenced an examination of tax years 2003 – 2006. In addition, the statute of limitations remains open for tax years 1986 – 1993, which has allowed Edison International to file certain affirmative claims related to these tax years.

Most of the tax positions that Edison International is addressing with IRS Appeals relate to the timing of when deductions for federal income tax purposes are allowed to be reflected on filed income tax returns and, as such, any deductions not sustained would be deductible on future tax returns filed by Edison International. However, any penalties and interest associated with disallowed deductions would result in a permanent cost. Edison International has also filed affirmative claims with respect to certain tax years 1986 through 2005 with the IRS and state tax authorities. At this time, there has not been a final determination of these affirmative claims by the IRS or state tax authorities. Benefits, if any, associated with these affirmative claims would be recorded in accordance with FIN 48 which provides that recognition would occur at the earlier of when Edison International would make an assessment that the affirmative claim position has a more likely than not probability of being sustained or when a settlement of the affirmative claim is consummated with the tax authority. Certain of these affirmative claims have been recognized as part of the implementation of FIN 48.

Edison International has been engaged in settlement negotiations with the IRS to reach a Global Settlement described below of all unresolved tax disputes and affirmative claims for tax years 1986 – 2002.

In addition to the IRS audits, Edison International’s California and other state income tax returns are, in the normal course, subjected to examination by the California Franchise Tax Board and the other state tax authorities. The Franchise Tax Board has substantially completed its examination of all tax years through 2002 and is currently awaiting resolution of the IRS audit before finalizing the audit for these tax years. Edison International is currently under active examination for tax years 2003 – 2004 and remains subject to examination by the California Franchise Tax Board for tax years 2005 and forward.

Edison International filed amended California Franchise tax returns for tax years 1997 – 2002 to mitigate the possible imposition of California non-economic substance penalty provisions on transactions that may be considered as Listed or substantially similar to Listed Transactions described in an IRS notice that was published in 2001. These transactions include an SCE subsidiary contingent liability company transaction, described below. Edison International filed these amended returns under protest retaining its appeal rights.

Global Settlement

As previously disclosed, Edison International has negotiated the material terms of a Global Settlement with the IRS which, if consummated, would resolve all outstanding tax disputes for open tax years 1986 through 2002, including certain affirmative claims for unrecognized tax benefits. Consummation of the Global Settlement is subject to review by the Staff of the Joint Committee on Taxation, a committee of the United States Congress (the “Joint Committee”). The IRS submitted the pertinent terms of the Global Settlement to the Joint Committee during the fourth quarter of 2008, and its response is currently pending. Edison International cannot predict the timing of when the Joint Committee will complete its review. Moreover, Edison International cannot predict whether the Joint Committee will concur with the settlement terms

Notes to Consolidated Financial Statements

negotiated by the IRS for the Global Settlement issues and whether any non-concurrence would result in the IRS proposing different settlement terms.

If and when Edison International and the IRS consummate a settlement, Edison International will file amended tax returns with the Franchise Tax Board and other state administrative agencies, for those states in which Edison International has an income tax filing requirement, to reflect the respective state income tax impact of the settlement terms.

The issues discussed below are included in the ongoing IRS examination and appeals process and are included in the scope of issues being addressed as part of the Global Settlement process.

Balancing Account Over-Collections

In response to an affirmative claim filed by Edison International related to balancing account over-collections, the IRS issued a Notice of Proposed Adjustment in July 2007 as part of the ongoing IRS examinations and administrative appeals processes. The tax years to which adjustments are made pursuant to this Notice of Proposed Adjustment are included in the scope of the Global Settlement process. The cash and earnings impacts of this position are dependent on the ultimate settlement of all open tax issues, including this issue, in these tax years. Edison International expects that resolution of this issue could potentially increase earnings and cash flows within the range of $70 million to $80 million and $300 million to $350 million, respectively.

Contingent Liability Company

The IRS has asserted tax deficiencies and penalties of $53 million and $22 million, respectively, for tax years 1997 – 1999 with respect to a transaction entered into by a former SCE subsidiary which the IRS has asserted to be substantially similar to a Listed Transaction described by the IRS as a contingent liability company.

Resolution of Federal and State Income Tax Issues Being Addressed in Ongoing Examinations, Administrative Appeals and the Global Settlement

Edison International continues its efforts to resolve open tax issues through tax year 2002 as part of the Global Settlement. Although the timing for resolving these open tax positions is uncertain, it is reasonably possible that all or a significant portion of these open tax issues through tax year 2002 could be resolved within the next 12 months.

Note 5.	Compensation and Benefit Plans

Employee Savings Plan

SCE has a 401(k) defined contribution savings plan designed to supplement employees’ retirement income. The plan received employer contributions of $65 million in 2008, $61 million in 2007 and $57 million in 2006.

Pension Plans and Postretirement Benefits Other Than Pensions

SFAS No. 158 requires companies to recognize the overfunded or underfunded status of defined benefit pension and other postretirement plans as assets and liabilities in the balance sheet; the assets and/or liabilities are normally offset through other comprehensive income (loss). SCE adopted SFAS No. 158 as of December 31, 2006. In accordance with SFAS No. 71, SCE recorded regulatory assets and liabilities instead of charges and credits to other comprehensive income (loss) for its postretirement benefit plans that are recoverable in utility rates.

Southern California Edison Company

Pension Plans

Noncontributory defined benefit pension plans (some with cash balance features) cover most employees meeting minimum service requirements. SCE recognizes pension expense for its nonexecutive plan as calculated by the actuarial method used for ratemaking. The expected contributions (all by the employer) are approximately $39 million for the year ended December 31, 2009. The fair value of the plan assets is determined primarily by quoted market prices.

Volatile market conditions have affected the value of SCE’s trusts established to fund its future long-term pension benefits. The market value of the investments (reflecting investment returns, contributions and benefit payments) within the plan trusts declined 35% during 2008. This reduction in the value of plan assets resulted in a change in the pension plan funding status from overfunded to underfunded and will also result in increased future expense and increased future contributions. Changes in the plan’s funded status affect the assets and liabilities recorded on the balance sheet in accordance with SFAS No. 158. Due to SCE’s regulatory recovery treatment, the recognition of the funded status is offset by regulatory liabilities and assets. In the 2009 GRC, SCE requested recovery of and continued balancing account treatment for amounts contributed to these trusts. The Pension Protection Act of 2006 establishes new minimum funding standards and restricts plans underfunded by more than 20% from providing lump sum distributions and adopting amendments that increase plan liabilities.

Notes to Consolidated Financial Statements

Information on plan assets and benefit obligations is shown below:

In millions Year ended December 31,	2008	2007

Change in projected benefit obligation
Projected benefit obligation at beginning of year	$3,106	$3,176
Service cost	104	100
Interest cost	184	171
Amendments	—	(5)
Actuarial gain	(2)	(90)
Special termination benefits	—	2
Benefits paid	(217)	(248)

Projected benefit obligation at end of year	$3,175	$3,106

Change in plan assets
Fair value of plan assets at beginning of year	$3,459	$3,340
Actual return (loss) on plan assets	(1,059)	284
Employer contributions	55	83
Benefits paid	(217)	(248)

Fair value of plan assets at end of year	$2,238	$3,459

Funded status at end of year	$(937)	$353

Amounts recognized in the consolidated balance sheets consist of:
Long-term assets	$—	$445
Current liabilities	(5)	(5)
Long-term liabilities	(932)	(87)

	$(937)	$353

Amounts recognized in accumulated other comprehensive loss consist of:
Prior service cost	$1	$1
Net loss	23	24

	$24	$25

Amounts recognized as a regulatory asset (liability):
Prior service cost	$33	$49
Net gain	951	(357)

	$984	$(308)

Total not yet recognized as expense	$1,008	$(283)

Accumulated benefit obligation at end of year	$2,898	$2,773
Pension plans with an accumulated benefit obligation in excess of plan assets:
Projected benefit obligation	$3,175	$92
Accumulated benefit obligation	$2,898	$75
Fair value of plan assets	$2,238	—
Weighted-average assumptions used to determine obligations at end of year:
Discount rate	6.25%	6.25%
Rate of compensation increase	5.0%	5.0%

Southern California Edison Company

Expense components and other amounts recognized in other comprehensive income:

Expense components are:

In millions Year ended December 31,	2008	2007	2006

Service cost	$104	$100	$102
Interest cost	184	171	169
Expected return on plan assets	(249)	(237)	(225)
Special termination benefits	—	2	8
Amortization of prior service cost	17	17	16
Amortization of net loss	3	3	3

Expense under accounting standards	$59	$56	$73
Regulatory adjustment – deferred	(5)	(3)	(10)

Total expense recognized	$54	$53	$63

Other changes in plan assets and benefit obligations recognized in other comprehensive income:

In millions Year ended December 31,	2008	2007

Net loss (gain)	$(2)	$5
Prior service cost	—	—
Amortization of prior service cost	—	—
Amortization of net loss	(3)	(3)

Total recognized in other comprehensive (income) loss	$(5)	$2

Total recognized in expense and other comprehensive income	$49	$55

Effective with the adoption of SFAS No. 158, as of December 31, 2006, and in accordance with SFAS No. 71, SCE records regulatory assets and liabilities instead of charges and credits to other comprehensive income (loss) for its postretirement benefit plans that are recoverable in utility rates. The estimated amortization amounts for 2009 are $17 million for prior service cost and $52 million for net gain including zero and $3 million respectively, reclassified from other comprehensive income.

Due to the Mohave shutdown, SCE has incurred costs for special termination benefits.

The following are weighted-average assumptions used to determine expense:

Year ended December 31,	2008	2007	2006

Weighted-average assumptions:
Discount rate	6.25%	5.75%	5.5%
Rate of compensation increase	5.0%	5.0%	5.0%
Expected return on plan assets	7.5%	7.5%	7.5%

The following are benefit payments, which reflect expected future service, expected to be paid:

In millions Year ending December 31,

2009	$279
2010	$284
2011	$297
2012	$303
2013	$300
2014 – 2018	$1,480

Notes to Consolidated Financial Statements

The following are asset allocations by investment category:

	Target for	December 31,
	2009	2008	2007

United States equities	39%	41%	47%
Non-United States equities	17%	22%	25%
Private equities	4%	4%	2%
Fixed income	40%	33%	26%

Postretirement Benefits Other Than Pensions

Most nonunion employees retiring at or after age 55 with at least 10 years of service are eligible for postretirement health and dental care, life insurance and other benefits. Eligibility depends on a number of factors, including the employee’s hire date. The expected contributions (all by the employer) to the PBOP trust are $125 million for the year ended December 31, 2009. The fair value of plan assets is determined primarily by quoted market prices.

Volatile market conditions have affected the value of SCE’s trusts established to fund its future other postretirement benefits. The market value of the investments (reflecting investment returns, contributions and benefit payments) within the plan trust declined 33% during 2008. This reduction in the value of plan assets resulted in an increase in the plan underfunded status and will also result in increased future expense and increased future contributions. Changes in the plan’s funded status affect the assets and liabilities recorded on the balance sheet in accordance with SFAS No. 158. Due to SCE’s regulatory recovery treatment, the recognition of the funded status is offset by regulatory liabilities and assets. In the 2009 GRC, SCE requested recovery of and continued balancing account treatment for amounts contributed to this trust.

Southern California Edison Company

Information on plan assets and benefit obligations is shown below:

In millions Year ended December 31,	2008	2007

Change in benefit obligation
Benefit obligation at beginning of year	$2,182	$2,178
Service cost	38	43
Interest cost	130	125
Amendments	—	6
Actuarial gain	(26)	(77)
Special termination benefits	—	1
Plan participants’ contributions	11	8
Medicare Part D subsidy received	5	4
Benefits paid	(93)	(106)

Benefit obligation at end of year	$2,247	$2,182

Change in plan assets
Fair value of plan assets at beginning of year	$1,815	$1,743
Actual return (loss) on assets	(557)	117
Employer contributions	31	49
Plan participants’ contributions	11	8
Medicare Part D subsidy received	5	4
Benefits paid	(93)	(106)

Fair value of plan assets at end of year	$1,212	$1,815

Fund status at end of year	$(1,035)	$(367)

Amounts recognized in the consolidated balance sheets consist of:
Current liabilities	$(17)	$(18)
Long-term liabilities	(1,018)	(349)

	$(1,035)	$(367)

Amounts recognized in accumulated other comprehensive loss (income) consist of:
Prior service cost	$—	$—
Net loss	—	—

	$—	$—

Amounts recognized as a regulatory asset (liability):
Prior service cost (credit)	$(178)	$(206)
Net loss	1,076	437

	$898	$231

Total not yet recognized as expense	$898	$231

Weighted-average assumptions used to determine obligations at end of year:
Discount rate	6.25%	6.25%
Assumed health care cost trend rates:
Rate assumed for following year	8.75%	9.25%
Ultimate rate	5.5%	5.0%
Year ultimate rate reached	2016	2015

Notes to Consolidated Financial Statements

Expense components and other amounts recognized in other comprehensive income:

Expense components are:

In millions Year ended December 31,	2008	2007	2006

Service cost	$38	$43	$43
Interest cost	130	125	116
Expected return on plan assets	(122)	(119)	(106)
Special termination benefits	—	1	4
Amortization of prior service cost (credit)	(29)	(29)	(29)
Amortization of net loss	14	28	41

Total expense	$31	$49	$69

Other changes in plan assets and benefit obligations recognized in other comprehensive income:

In millions Year ended December 31,	2008	2007

Net loss	$—	$—
Prior service cost	—	—
Amortization of prior service cost (credit)	—	—
Amortization of net loss	—	—

Total recognized in other comprehensive income	$—	$—

Total recognized in expense and other comprehensive income	$31	$49

Effective with the adoption of SFAS No. 158, as of December 31, 2006, and in accordance with SFAS No. 71, SCE records regulatory assets and liabilities instead of charges and credits to other comprehensive income (loss) for its postretirement benefit plans that are recoverable in utility rates. The estimated amortization amounts for 2009 are $(29) million for prior service cost (credit) and $61 million for net loss.

Due to the Mohave shutdown, SCE has incurred costs for special termination benefits.

The following are weighted-average assumptions used to determine expense:

Year ended December 31,	2008	2007	2006

Discount rate	6.25%	5.75%	5.5%
Expected return on plan assets	7.0%	7.0%	7.0%
Assumed health care cost trend rates:
Current year	9.25%	9.25%	10.25%
Ultimate rate	5.0%	5.0%	5.0%
Year ultimate rate reached	2015	2015	2011

Increasing the health care cost trend rate by one percentage point would increase the accumulated benefit obligation as of December 31, 2008 by $247 million and annual aggregate service and interest costs by $17 million. Decreasing the health care cost trend rate by one percentage point would decrease the accumulated benefit obligation as of December 31, 2008 by $222 million and annual aggregate service and interest costs by $15 million.

Southern California Edison Company

The following benefit payments are expected to be paid:

	Before
In millions Year ending December 31,	Subsidy*	Net

2009	$102	$97
2010	112	106
2011	122	115
2012	131	123
2013	139	131
2014 – 2018	821	765

*	Medicare Part D prescription drug benefits

The following are asset allocations by investment category:

Asset allocations are:

	Target for	December 31,
	2009	2008	2007

United States equities	45%	58%	62%
Non-United States equities	17%	11%	14%
Private equities	1%	—	—
Fixed income	37%	31%	24%

Description of Pension and Postretirement Benefits Other Than Pensions Investment Strategies

The investment of plan assets is overseen by a fiduciary investment committee. Plan assets are invested using a combination of asset classes, and may have active and passive investment strategies within asset classes. As a result of the significant increase in global financial market volatility, during 2008 and in early 2009, the trusts’ investment committee approved interim changes in target asset allocations. SCE employs multiple investment management firms. Investment managers within each asset class cover a range of investment styles and approaches. Risk is managed through diversification among multiple asset classes, managers, styles and securities. Plan, asset class and individual manager performance is measured against targets. SCE also monitors the stability of its investments managers’ organizations.

Allowable investment types include:

United States Equities: Common and preferred stock of large, medium, and small companies which are predominantly United States-based.

Non-United States Equities: Equity securities issued by companies domiciled outside the United States and in depository receipts which represent ownership of securities of non-United States companies.

Private Equity: Limited partnerships that invest in nonpublicly traded entities.

Fixed Income: Fixed income securities issued or guaranteed by the United States government, non-United States governments, government agencies and instrumentalities, mortgage backed securities and corporate debt obligations. A small portion of the fixed income position may be held in debt securities that are below investment grade.

Permitted ranges around asset class portfolio weights are plus or minus 3%. Where approved by the fiduciary investment committee, futures contracts are used for portfolio rebalancing and to approach fully invested portfolio positions. Where authorized, a few of the plan’s investment managers employ limited use of derivatives, including futures contracts, options, options on futures and interest rate swaps in place of direct

Notes to Consolidated Financial Statements

investment in securities to gain efficient exposure to markets. Derivatives are not used to leverage the plans or any portfolios.

Determination of the Expected Long-Term Rate of Return on Assets

The overall expected long term rate of return on assets assumption is based on the long-term target asset allocation for plan assets and capital markets return forecasts for asset classes employed. A portion of the PBOP trust asset returns are subject to taxation, so the expected long-term rate of return for these assets is determined on an after-tax basis.

Capital Markets Return Forecasts

Capital markets return forecasts are based on a long-term equilibrium forecast from an independent firm, as well as a separate analysis of expected equilibrium returns. The independent firm uses its research and judgment to determine long-term equilibrium forecasts. A core set of macroeconomic variables is used including real GDP growth, personal consumption expenditures, the federal funds target rate, dividend yield, and the Treasury yield curve. Fixed income, equity and private equity returns are determined from these factors. In addition, a separate analysis of equilibrium returns is made. The estimated total return for fixed income is based on an equilibrium yield for intermediate United States government bonds plus a premium for exposure to non-government bonds in the broad fixed income market. The equilibrium yield is based on analysis of historic and projected data and is consistent with experience over various economic environments. The premium of the broad market over United States government bonds is a historic average premium. The estimated rate of return for equity includes a 3% premium over the estimated total return of intermediate United States government bonds. The rate of return for private equity is estimated to be a 5% premium over public equity, reflecting a premium for higher volatility and illiquidity.

Stock-Based Compensation

Total stock-based compensation expense, net of amounts capitalized, (reflected in the caption “Other operation and maintenance” on the consolidated statements of income) was $15 million, $21 million and $27 million for 2008, 2007 and 2006, respectively. The income tax benefit recognized in the consolidated statements of income was $6 million, $8 million and $11 million for 2008, 2007 and 2006, respectively. Total stock-based compensation cost capitalized was $3 million, $4 million and $6 million for 2008, 2007 and 2006, respectively.

Stock Options

Under various plans, SCE has granted stock options at exercise prices equal to the average of the high and low price and, beginning in 2007, at the closing price at the grant date. Edison International may grant stock options and other awards related to or with a value derived from its common stock to directors and certain employees. Options generally expire 10 years after the grant date and vest over a period of four years of continuous service, with expense recognized evenly over the requisite service period, except for awards granted to retirement-eligible participants, as discussed in “Stock-Based Compensation” in Note 1. Stock-based compensation expense, net of amounts capitalized, associated with stock options was $12 million, $12 million and $20 million for 2008, 2007 and 2006, respectively. See “Stock-Based Compensation” in Note 1 for further discussion.

Stock options granted in 2003 through 2006 accrue dividend equivalents for the first five years of the option term. Stock options granted in 2007 and 2008 have no dividend equivalent rights. Unless transferred to nonqualified deferral plan accounts, dividend equivalents accumulate without interest. Dividend equivalents are paid only on options that vest, including options that are unexercised. Dividend equivalents are paid in cash after the vesting date. Edison International has discretion to pay certain dividend equivalents in shares of

Southern California Edison Company

Edison International common stock. Additionally, Edison International will substitute cash awards to the extent necessary to pay tax withholding or any government levies.

The fair value for each option granted was determined as of the grant date using the Black-Scholes option-pricing model. The Black-Scholes option-pricing model requires various assumptions noted in the following table.

Year ended December 31,	2008	2007	2006

Expected terms (in years)	7.4	7.5	9 to 10
Risk-free interest rate	2.6% – 3.8%	4.6% – 4.8%	4.3% – 4.7%
Expected dividend yield	2.3% – 3.9%	2.1% – 2.4%	2.3% – 2.8%
Weighted-average expected dividend yield	2.5%	2.4%	2.4%
Expected volatility	17% – 19%	16% – 17%	16% – 17%
Weighted-average volatility	17.3%	16.5%	16.3%

The expected term represents the period of time for which the options are expected to be outstanding and is primarily based on historical exercise and post vesting cancellation experience and stock price history. The risk-free interest rate for periods within the contractual life of the option is based on a zero coupon U.S. Treasury issued STRIPs (separate trading of registered interest and principal of securities) whose maturity equals the option’s expected term on the measurement date. In 2006 – 2008, expected volatility is based on the historical volatility of Edison International’s common stock for the most recent 36 months.

The following is a summary of the status of Edison International stock options granted to SCE employees:

		Weighted-Average
			Remaining
			Contractual	Aggregate
	Stock	Exercise	Term	Intrinsic
	Options	Price	(Years)	Value

Outstanding at December 31, 2007	6,260,384	$31.21
Granted	1,189,404	$49.88
Expired	(13,905)	$46.85
Forfeited	(94,032)	$45.67
Exercised	(645,078)	$25.89
Transfer to associate	(296,039)	$37.45

Outstanding at December 31, 2008	6,400,734	$34.58	6.30

Vested and expected to vest at December 31, 2008	6,173,098	$34.23	6.22	$71,607,937

Exercisable at December 31, 2008	3,717,758	$26.85	5.14	$70,563,047

Stock options granted in 2007 and 2008 do not accrue dividend equivalents.

The weighted-average grant-date fair value of options granted during the 2008, 2007 and 2006 was $10.19, $11.36 and $14.42, respectively. The total intrinsic value of options exercised during 2008, 2007 and 2006 was $13 million, $69 million and $43 million, respectively. At December 31, 2008, there was $13 million of total unrecognized compensation cost related to stock options, net of expected forfeitures. That cost is expected to be recognized over a weighted-average period of approximately two years. The fair value of options vested during 2008, 2007 and 2006 was $12 million, $14 million and $27 million, respectively.

The amount of cash used to settle stock options exercised was $30 million, $125 million and $88 million for 2008, 2007 and 2006, respectively. Cash received from options exercised for 2008, 2007 and 2006 was $17 million, $56 million and $45 million, respectively. The estimated tax benefit from options exercised for 2008, 2007 and 2006 was $5 million, $28 million and $17 million.

Notes to Consolidated Financial Statements

Performance Shares

A target number of contingent performance shares were awarded to executives in March 2006, March 2007 and March 2008, and vest at the end of December 2008, 2009 and 2010, respectively. Performance shares awarded in 2005 and 2006 accrue dividend equivalents which accumulate without interest, and will be payable in cash following the end of the performance period when the performance shares are paid. Edison International has discretion to pay certain dividend equivalents in Edison International common stock. Performance shares awarded in 2007 and 2008 contain dividend equivalent reinvestment rights. An additional number of target contingent performance shares will be credited based on dividends on Edison International common stock for which the ex-dividend date falls within the performance period. The vesting of Edison International’s performance shares is dependent upon a market condition and three years of continuous service subject to a prorated adjustment for employees who are terminated under certain circumstances or retire, but payment cannot be accelerated. The market condition is based on Edison International’s common stock performance relative to the performance of a specified group of companies at the end of a three-calendar-year period. The number of performance shares earned is determined based on Edison International’s ranking among these companies. Dividend equivalents will be adjusted to correlate to the actual number of performance shares paid. Performance shares earned are settled half in cash and half in common stock; however, Edison International has discretion under certain of the awards to pay the half subject to cash settlement in common stock. Additionally, cash awards are substituted to the extent necessary to pay tax withholding or any government levies. The portion of performance shares settled in cash is classified as a share-based liability award. The fair value of these shares is remeasured at each reporting period and the related compensation expense is adjusted. The portion of performance shares payable in common stock is classified as a share-based equity award. Compensation expense related to these shares is based on the grant-date fair value. Performance shares expense is recognized ratably over the requisite service period based on the fair values determined, except for awards granted to retirement-eligible participants, as discussed in “Stock-Based Compensation” in Note 1. Stock-based compensation expense, net of amounts capitalized, associated with performance shares was less than zero, $6 million and $7 million for 2008, 2007, and 2006, respectively. The amount of cash used to settle performance shares classified as equity awards was $5 million, $11 million and $19 million for 2008, 2007 and 2006, respectively. In 2007 we changed the classification of the cash paid for the settlements of performance shares from common stock to retained earnings to conform with the classification for settlements of stock option exercises.

The performance shares’ fair value is determined using a Monte Carlo simulation valuation model. The Monte Carlo simulation valuation model requires a risk-free interest rate and an expected volatility rate assumption. The risk-free interest rate is based on a 52-week historical average of the three-year zero coupon U.S. Treasury issued STRIPs (separate trading of registered interest and principal of securities) and is used as a proxy for the expected return for the specified group of companies. Volatility is based on the historical volatility of Edison International’s common stock for the recent 36 months. Historical volatility for each company in the specified group is obtained from a financial data services provider.

Edison International’s risk-free interest rate used to determine the grant date fair values for the 2008, 2007 and 2006 performance shares classified as share-based equity awards was 3.9%, 4.8% and 4.1%, respectively. Edison International’s expected volatility used to determine the grant date fair values for the 2008, 2007 and 2006 performance shares classified as share-based equity awards was 17.4%, 16.5% and 16.2%, respectively. The portion of performance shares classified as share-based liability awards are revalued at each reporting period. The risk-free interest rate and expected volatility rate used to determine the fair value as of December 31, 2008 was to 0.8% and 19.2%, respectively for 2008 performance shares. The risk-free interest rate and expected volatility rate used to determine the fair value as of December 31, 2007 was 4.3% and 17.1%, respectively for 2007 performance shares.

The total intrinsic value of performance shares settled during 2008, 2007 and 2006 was $11 million, $23 million and $38 million, respectively, which included cash paid to settle the performance shares classified as liability awards for 2008, 2007 and 2006 of $3 million, $5 million and $9 million, respectively. At

Southern California Edison Company

December 31, 2008, there was $2 million (based on the December 31, 2008 fair value of performance shares classified as liability awards) of total unrecognized compensation cost related to performance shares. That cost is expected to be recognized over a weighted-average period of approximately two years. The fair values of performance shares vested during 2008, 2007 and 2006 were $2 million, $8 million and $14 million, respectively.

The following is a summary of the status of Edison International nonvested performance shares granted to SCE employees and classified as equity awards:

		Weighted-Average
	Performance	Grant Date
	Shares	Fair Value

Nonvested at December 31, 2007	85,243	$55.01
Granted	47,101	$55.55
Forfeited	(46,209)	$53.36
Transferred to associate	(7,618)	$53.41
Paid out	—	$—

Nonvested at December 31, 2008	78,517	$56.45

The weighted-average grant-date fair value of performance shares classified as equity awards granted during 2008, 2007 and 2006 was $55.55, $57.70 and $52.76, respectively.

The following is a summary of the status of Edison International nonvested performance shares granted to SCE employees and classified as liability awards (the current portion is reflected in the caption “Other current liabilities” and the long-term portion is reflected in “Accumulated provision for pensions and benefits” on the consolidated balance sheets):

	Performance	Weighted-Average
	Shares	Fair Value

Nonvested at December 31, 2007	85,387
Granted	46,957
Forfeited	(46,209)
Transferred to associate	(7,618)
Paid out	—

Nonvested at December 31, 2008	78,517	$3.75

Note 6.	Commitments and Contingencies

Lease Commitments

In accordance with EITF No. 01-8, power contracts signed or modified after June 30, 2003, need to be assessed for lease accounting requirements. Unit specific contracts in which SCE takes virtually all of the output of a facility are generally considered to be leases. As of December 31, 2005, SCE had six power contracts classified as operating leases. In 2006, SCE modified 62 power contracts. No contracts were modified in 2007 and 2008. The modifications to the contracts resulted in a change to the contractual terms of the contracts at which time SCE reassessed these power contracts under EITF No. 01-8 and determined that the contracts are leases and subsequently met the requirements for operating leases under SFAS No. 13. These power contracts had previously been grandfathered relative to EITF No. 01-8 and did not meet the normal purchases and sales exception. As a result, these contracts were recorded on the consolidated balance sheets at fair value in accordance with SFAS No. 133. Due to regulatory mechanisms, fair value changes did not affect earnings. At the time of modification, SCE had assets and liabilities related to mark-to-market gains or losses. Under SFAS No. 133, the assets and liabilities were reclassified to a lease prepayment or accrual and were

Notes to Consolidated Financial Statements

included in the cost basis of the lease. The lease prepayment and accruals are being amortized over the life of the lease on a straight-line basis. At December 31, 2008, the net liability was $64 million. At December 31, 2008, SCE had 69 power contracts classified as operating leases. In 2008 and 2007, SCE also had power purchase contracts which met the requirements for capital leases and were reflected in “Utility plant” on the consolidated balance sheets. The gross amount of assets recorded in “Utility plant” for capital leases was $25 million at both December 31, 2008 and December 31, 2007. The asset carrying amount, net of amortization, was $16 million and $20 million at December 31, 2008 and December 31, 2007, respectively. The related obligations were reflected on the consolidated balance sheets as “Other current liabilities” and “Other deferred credits and other long-term liabilities.” In addition, at December 31, 2008, SCE had power purchase contracts which met the requirements for capital leases, but were not reflected on the consolidated balance sheets since the lease terms will not begin until 2010 and 2011. There were no sublease rentals and the contingent rentals for capital leases were less than $1 million for both 2008 and 2007.

The following are the estimated remaining commitments for noncancelable operating leases and all contracts that meet the requirements for capital leases (whether or not recorded on the consolidated balance sheets):

	Power
	Contracts	Other
	Operating	Operating	Capital
In millions Year ending December 31,	Leases	Leases	Leases

2009	$638	$51	$5
2010	625	49	37
2011	458	42	120
2012	355	34	120
2013	349	29	120
Thereafter	2,000	93	2,527

Total future commitments	$4,425	$298	$2,929

Amount representing executory costs	—	—	(711)
Amount representing interest	—	—	(994)

Net commitments	$4,425	$298	$1,224

Operating lease expense was $375 million in 2008, $336 million in 2007 and $219 million in 2006.

As discussed above, SCE modified numerous power contracts which increased the noncancelable operating lease future commitments and decreased the power purchase commitments below in “Other Commitments.”

Nuclear Decommissioning Commitment

SCE has collected in rates amounts for the future costs of removal of its nuclear assets, and has placed those amounts in independent trusts. The fair value of decommissioning SCE’s nuclear power facilities is $2.9 billion as of December 31, 2008, based on site-specific studies performed in 2005 for San Onofre and Palo Verde. Changes in the estimated costs, timing of decommissioning, or the assumptions underlying these estimates could cause material revisions to the estimated total cost to decommission. SCE estimates that it will spend approximately $11.5 billion through 2049 to decommission its active nuclear facilities. This estimate is based on SCE’s decommissioning cost methodology used for rate-making purposes, escalated at rates ranging from 1.7% to 7.5% (depending on the cost element) annually. These costs are expected to be funded from independent decommissioning trusts, which currently receive contributions of approximately $46 million per year. SCE estimates annual after-tax earnings on the decommissioning funds of 4.4% to 5.8%. If the assumed return on trust assets is not earned, it is probable that additional funds needed for decommissioning will be recoverable through rates in the future. If the assumed return on trust assets is greater than estimated, funding amounts may be reduced through future decommissioning proceedings.

Decommissioning of San Onofre Unit 1 is underway and will be completed in three phases: (1) decontamination and dismantling of all structures and some foundations; (2) spent fuel storage monitoring; and (3) fuel storage facility dismantling, removal of remaining foundations, and site restoration. Phase one was scheduled to continue through 2008. Phase two is expected to continue until 2026. Phase three will be conducted concurrently with the San Onofre Units 2 and 3 decommissioning projects. In February 2004, SCE announced that it discontinued plans to ship the San Onofre Unit 1 reactor pressure vessel to a disposal site until such time as appropriate arrangements are made for its permanent disposal. It will continue to be stored

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at its current location at San Onofre Unit 1. This action results in placing the disposal of the reactor pressure vessel in Phase three of the San Onofre Unit 1 decommissioning project.

All of SCE’s San Onofre Unit 1 decommissioning costs will be paid from its nuclear decommissioning trust funds and are subject to CPUC review. The estimated remaining cost to decommission San Onofre Unit 1 is recorded as an ARO liability ($59 million at December 31, 2008). Total expenditures for the decommissioning of San Onofre Unit 1 were $583 million from the beginning of the project in 1998 through December 31, 2008.

Decommissioning expense under the rate-making method was $46 million, $46 million and $32 million in 2008, 2007 and 2006, respectively. The ARO for decommissioning SCE’s active nuclear facilities was $2.9 billion and $2.7 billion at December 31, 2008 and 2007, respectively.

See “Nuclear Decommissioning Trusts” in Note 10 for discussion on fair value of the trust.

Other Commitments

SCE has fuel supply contracts which require payment only if the fuel is made available for purchase. SCE has a coal fuel contract that requires payment of certain fixed charges whether or not coal is delivered.

SCE has power purchase contracts with certain QFs (cogenerators and small power producers) and other power producers. These contracts provide for capacity payments if a facility meets certain performance obligations and energy payments based on actual power supplied to SCE (the energy payments are not included in the table below). There are no requirements to make debt-service payments. In an effort to replace higher-cost contract payments with lower-cost replacement power, SCE has entered into power purchase settlements to end its contract obligations with certain QFs. The settlements are reported as power purchase contracts on the consolidated balance sheets.

Certain commitments for the years 2009 through 2013 are estimated below:

In millions	2009	2010	2011	2012	2013

Fuel supply	$207	$117	$158	$198	$192
Purchased power	$289	$368	$519	$681	$660

SCE has an unconditional purchase obligation for firm transmission service from another utility. Minimum payments are based, in part, on the debt-service requirements of the transmission service provider, whether or not the transmission line is operable. The contract requires minimum payments of $60 million through 2016 (approximately $7 million per year).

Indemnities

Indemnity Provided as Part of the Acquisition of Mountainview

In connection with the acquisition of Mountainview, SCE agreed to indemnify the seller with respect to specific environmental claims related to SCE’s previously owned San Bernardino Generating Station, divested by SCE in 1998 and reacquired as part of the Mountain acquisition. SCE retained certain responsibilities with respect to environmental claims as part of the original divestiture of the station. The aggregate liability for either party to the purchase agreement for damages and other amounts is a maximum of $60 million. This indemnification for environmental liabilities expires on or before March 12, 2033. SCE has not recorded a liability related to this indemnity.

Mountainview Filter Cake Indemnity

Mountainview owns and operates a power plant in Redlands, California. The plant utilizes water from on-site groundwater wells and City of Redlands (City) recycled water for cooling purposes. Unrelated to the operation

Notes to Consolidated Financial Statements

of the plant, this water contains perchlorate. The pumping of the water removes perchlorate from the aquifer beneath the plant and concentrates it in the plant’s wastewater treatment “filter cake.” Use of this impacted groundwater for cooling purposes was mandated by Mountainview’s California Energy Commission permit. Mountainview has indemnified the City for cleanup or associated actions related to groundwater contaminated by perchlorate due to the disposal of filter cake at the City’s solid waste landfill. The obligations under this agreement are not limited to a specific time period or subject to a maximum liability. SCE has not recorded a liability related to this guarantee.

Other Indemnities

SCE provides other indemnifications through contracts entered into in the normal course of business. These are primarily indemnifications against adverse litigation outcomes in connection with underwriting agreements, and specified environmental indemnities and income taxes with respect to assets sold. SCE’s obligations under these agreements may be limited in terms of time and/or amount, and in some instances SCE may have recourse against third parties for certain indemnities. The obligated amounts of these indemnifications often are not explicitly stated, and the overall maximum amount of the obligation under these indemnifications cannot be reasonably estimated. SCE has not recorded a liability related to these indemnities.

Contingencies

In addition to the matters disclosed in these Notes, SCE is involved in other legal, tax and regulatory proceedings before various courts and governmental agencies regarding matters arising in the ordinary course of business. SCE believes the outcome of these other proceedings will not materially affect its results of operations or liquidity.

Environmental Remediation

SCE is subject to numerous environmental laws and regulations, which require it to incur substantial costs to operate existing facilities, construct and operate new facilities, and mitigate or remove the effect of past operations on the environment.

SCE believes that it is in substantial compliance with environmental regulatory requirements; however, possible future developments, such as the enactment of more stringent environmental laws and regulations, could affect the costs and the manner in which business is conducted and could cause substantial additional capital expenditures. There is no assurance that additional costs would be recovered from customers or that SCE’s financial position and results of operations would not be materially affected.

SCE records its environmental remediation liabilities when site assessments and/or remedial actions are probable and a range of reasonably likely cleanup costs can be estimated. SCE reviews its sites and measures the liability quarterly, by assessing a range of reasonably likely costs for each identified site using currently available information, including existing technology, presently enacted laws and regulations, experience gained at similar sites, and the probable level of involvement and financial condition of other potentially responsible parties. These estimates include costs for site investigations, remediation, operations and maintenance, monitoring and site closure. Unless there is a probable amount, SCE records the lower end of this reasonably likely range of costs (classified as other long-term liabilities) at undiscounted amounts.

As of December 31, 2008, SCE’s recorded estimated minimum liability to remediate its 24 identified sites was $41 million, of which $10 million was related to San Onofre. This remediation liability is undiscounted. The ultimate costs to clean up SCE’s identified sites may vary from its recorded liability due to numerous uncertainties inherent in the estimation process, such as: the extent and nature of contamination; the scarcity of reliable data for identified sites; the varying costs of alternative cleanup methods; developments resulting from investigatory studies; the possibility of identifying additional sites; and the time periods over which site remediation is expected to occur. SCE believes that, due to these uncertainties, it is reasonably possible that cleanup costs could exceed its recorded liability by up to $173 million. The upper limit of this range of costs

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was estimated using assumptions least favorable to SCE among a range of reasonably possible outcomes. In addition to its identified sites (sites in which the upper end of the range of costs is at least $1 million), SCE also has 30 immaterial sites whose total liability ranges from $3 million (the recorded minimum liability) to $9 million.

The CPUC allows SCE to recover environmental remediation costs at certain sites, representing $29 million of its recorded liability, through an incentive mechanism (SCE may request to include additional sites). Under this mechanism, SCE will recover 90% of cleanup costs through customer rates; shareholders fund the remaining 10%, with the opportunity to recover these costs from insurance carriers and other third parties. SCE has successfully settled insurance claims with all responsible carriers. SCE expects to recover costs incurred at its remaining sites through customer rates. SCE has recorded a regulatory asset of $40 million for its estimated minimum environmental-cleanup costs expected to be recovered through customer rates.

SCE’s identified sites include several sites for which there is a lack of currently available information, including the nature and magnitude of contamination and the extent, if any, that SCE may be held responsible for contributing to any costs incurred for remediating these sites. Thus, no reasonable estimate of cleanup costs can be made for these sites.

SCE expects to clean up its identified sites over a period of up to 30 years. Remediation costs in each of the next several years are expected to range from $11 million to $31 million. Recorded costs were $29 million, $25 million and $14 million for 2008, 2007 and 2006, respectively.

Based on currently available information, SCE believes it is unlikely that it will incur amounts in excess of the upper limit of the estimated range for its identified sites and, based upon the CPUC’s regulatory treatment of environmental remediation costs, SCE believes that costs ultimately recorded will not materially affect its results of operations or financial position. There can be no assurance, however, that future developments, including additional information about existing sites or the identification of new sites, will not require material revisions to such estimates.

Federal and State Income Taxes

Edison International remains subject to examination and administrative appeals by the IRS for various tax years. See Note 4 for further details.

2009 FERC Rate Case

In an order issued in September 2008, the FERC accepted and made effective on March 1, 2009, subject to refund and settlement procedures, SCE’s proposed revisions to its tariff, filed in the 2009 transmission rate case. The revisions reflected changes to SCE’s transmission revenue requirement and transmission rates, as discussed below.

SCE requested a $129 million increase in its retail transmission revenue requirements (or a 39% increase over the current retail transmission revenue requirement) due to an increase in transmission capital-related costs and increases in transmission operating and maintenance expenses that SCE expects to incur in 2009 to maintain grid reliability. The transmission revenue requirement request is based on a return on equity of 12.7%, which is composed of a 12.0% base ROE and 0.7% in transmission incentives previously approved by the FERC (see “FERC Transmission Incentives” below for further information). SCE is unable to predict the revenue requirement that the FERC will ultimately authorize.

FERC Transmission Incentives

The Energy Policy Act of 2005 established incentive-based rate treatments for the transmission of electric energy in interstate commerce by public utilities for the purpose of benefiting consumers by ensuring reliability and reducing the cost of delivered power by reducing transmission congestion. Pursuant to this act, in November 2007, the FERC issued an order granting incentives on three of SCE’s largest proposed transmission projects. These include 125 basis point ROE adders on SCE’s proposed base ROE for SCE’s

Notes to Consolidated Financial Statements

“DPV2” and Tehachapi transmission projects and a 75 basis point ROE adder for SCE’s Rancho Vista Substation Project (“Rancho Vista”).

In June 2007, the ACC denied the approval of the DPV2 project which resulted in an estimated two year delay of the project. SCE continues its efforts to obtain the regulatory approvals necessary to construct the DPV2 project and continues to evaluate its options, which include but are not limited to, filing a new application with the ACC and building the project in various phases.

The order also grants a 50 basis point ROE adder on SCE’s cost of capital for its entire transmission rate base in SCE’s next FERC transmission rate case for SCE’s participation in the CAISO. In addition, the order on incentives permits SCE to include in rate base 100% of prudently-incurred capital expenditures during construction, also known as CWIP, of all three projects and 100% recovery of prudently-incurred abandoned plant costs for two of the projects, if either are cancelled due to factors beyond SCE’s control.

In August 2008, the CPUC filed an appeal of the FERC incentives order at the DC Circuit Court of Appeals. The court issued a ruling on November 6, 2008, accepting the CPUC’s request that the court refrain from ruling on the CPUC’s appeal until a final FERC order is issued in the 2008 CWIP case (see “FERC Construction Work in Progress Mechanism” below for further information.)

FERC Construction Work in Progress Mechanism

FERC CWIP 2008

In February 2008, the FERC approved SCE’s revision to its tariff to collect 100% of CWIP in rate base for its Tehachapi, DPV2, and Rancho Vista, as authorized by FERC in its transmission incentives order discussed above which resulted in an authorized base transmission revenue requirement of $45 million subject to refund. In March 2008, the CPUC filed a petition for rehearing with the FERC on the FERC’s acceptance of SCE’s proposed ROE for CWIP and in another 2008 protest to an SCE compliance filing, requested an evidentiary hearing to be set to further review SCE’s costs. SCE cannot predict the outcome of the matters in this proceeding.

FERC CWIP 2009

SCE filed its 2009 CWIP rate adjustment in October 2008 proposing a reduction to its CWIP revenue requirement from $45 million to $39 million to be effective on January 1, 2009. Several parties, including the CPUC, filed protests to the October filing in November 2008, primarily contesting SCE’s proposed base ROE of 12.0%. The FERC issued an order in December 2008, allowing the proposed 2009 CWIP rates to go into effect on January 1, 2009, subject to refund, and directing that the 2009 CWIP ROE be made subject to the outcome of the pending 2008 FERC CWIP proceeding. The FERC also consolidated all issues other than ROE with SCE’s 2009 FERC rate case proceeding.

Four Corners CPUC Emissions Performance Standard Ruling

The emission performance standards adopted by the CPUC and CEC pursuant to SB 1368 prohibits SCE and other California load-serving entities from entering into long-term financial commitments with generators that emit more than 1,100 pounds of CO2 per MWh, which would include most coal-fired plants. In January 2008, SCE filed a petition with the CPUC seeking clarification that the emission performance standard would not apply to capital expenditures required by existing agreements among the owners at Four Corners. The CPUC issued a proposed decision finding that the emission performance standard was not intended to apply to capital expenditures at Four Corners requested by SCE in its GRC for the period 2007 – 2011. In October 2008, the Assigned Commissioner and Administrative Law Judge issued a ruling withdrawing the proposed decision and seeking additional comment on whether the finding in the proposed decision should be changed and whether SCE should be allowed to recover such capital expenditures. SCE estimates that its share of capital expenditures approved by the owners at Four Corners since the GHG emission performance standard decision was issued in January 2007 is approximately $43 million, of which approximately $8 million had been

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expended through December 31, 2008. The ruling also directs SCE to explain why certain information was not included in its petition and why the failure to include such information should not be considered misleading in violation of CPUC rules. SCE filed its response and comments to the ruling in November and December 2008 and cannot predict the outcome of this proceeding or estimate the amount, if any, of penalties or disallowances that may be imposed.

ISO Disputed Charges

On April 20, 2004, the FERC issued an order concerning a dispute between the ISO and the Cities of Anaheim, Azusa, Banning, Colton and Riverside, California over the proper allocation and characterization of certain transmission service related charges. The potential cost to SCE of the FERC order, net of amounts SCE expects to receive through the PX, SCE’s scheduling coordinator at the pertinent time, is estimated to be approximately $20 million to $25 million, including interest. The order has been the subject of continuing legal proceedings since it was issued. SCE believes that the most recent substantive order FERC has issued in the proceedings correctly allocates responsibility for these ISO charges. However, SCE cannot predict the final outcome of the rehearing. If a subsequent regulatory decision changes the allocation of responsibility for these charges, and SCE is required to pay these charges as a transmission owner, SCE may seek recovery in its reliability service rates. SCE cannot predict whether recovery of these charges in its reliability service rates would be permitted.

Navajo Nation Litigation

The Navajo Nation filed a complaint in June 1999 in the District Court against SCE, among other defendants, arising out of the coal supply agreement for Mohave. The complaint asserts claims for, among other things, violations of the federal RICO statute, interference with fiduciary duties and contractual relations, fraudulent misrepresentations by nondisclosure, and various contract-related claims. The complaint claims that the defendants’ actions prevented the Navajo Nation from obtaining the full value in royalty rates for the coal supplied to Mohave. The complaint seeks damages of not less than $600 million, trebling of that amount, and punitive damages of not less than $1 billion. In March 2001, the Hopi Tribe was permitted to intervene as an additional plaintiff but has not yet identified a specific amount of damages claimed. The case was stayed at the request of the parties in October 2004, but was reinstated to the active calendar in March 2008.

A related case against the U.S. Government is presently before the U.S. Supreme Court. The outcome of that case could affect the Navajo Nation’s pursuit of claims against SCE. A decision from the U.S. Supreme Court is expected in mid-2009.

SCE cannot predict the outcome of the Tribe’s complaints against SCE or the ultimate impact on these complaints of the on-going litigation by the Navajo Nation against the U.S. Government in the related case.

Nuclear Insurance

Federal law limits public liability claims from a nuclear incident to the amount of available financial protection, which is currently approximately $12.5 billion. SCE and other owners of San Onofre and Palo Verde have purchased the maximum private primary insurance available ($300 million). The balance is covered by the industry’s retrospective rating plan that uses deferred premium charges to every reactor licensee if a nuclear incident at any licensed reactor in the United States results in claims and/or costs which exceed the primary insurance at that plant site.

Federal regulations require this secondary level of financial protection. The NRC exempted San Onofre Unit 1 from this secondary level, effective June 1994. Beginning October 29, 2008, the maximum deferred premium for each nuclear incident is approximately $118 million per reactor, but not more than approximately $18 million per reactor may be charged in any one year for each incident. The maximum deferred premium per reactor and the yearly assessment per reactor for each nuclear incident is adjusted for inflation at least once every five years. The most recent inflation adjustment took effect on October 29, 2008. Based on its ownership interests, SCE could be required to pay a maximum of approximately $235 million per nuclear

Notes to Consolidated Financial Statements

incident. However, it would have to pay no more than approximately $35 million per incident in any one year. Such amounts include a 5% surcharge if additional funds are needed to satisfy public liability claims and are subject to adjustment for inflation. If the public liability limit above is insufficient, federal law contemplates that additional funds may be appropriated by Congress. This could include an additional assessment on all licensed reactor operators as a measure for raising further operating revenue.

Property damage insurance covers losses up to $500 million, including decontamination costs, at San Onofre and Palo Verde. Decontamination liability and property damage coverage exceeding the primary $500 million also has been purchased in amounts greater than federal requirements. Additional insurance covers part of replacement power expenses during an accident-related nuclear unit outage. A mutual insurance company owned by utilities with nuclear facilities issues these policies. If losses at any nuclear facility covered by the arrangement were to exceed the accumulated funds for these insurance programs, SCE could be assessed retrospective premium adjustments of up to approximately $45 million per year. Insurance premiums are charged to operating expense.

Palo Verde Nuclear Generating Station Outage and Inspection

The NRC held three special inspections of Palo Verde, between March 2005 and February 2007. The combination of the results of the first and third special inspections caused the NRC to undertake an additional oversight inspection of Palo Verde. This additional inspection, known as a supplemental inspection, was completed in December 2007. In addition, Palo Verde was required to take additional corrective actions based on the outcome of completed surveys of its plant personnel and self-assessments of its programs and procedures. The NRC and APS defined and agreed to inspection and survey corrective actions that the NRC embodied in a Confirmatory Action Letter, which was issued in February 2008. APS is presently on track to complete the corrective actions required to close the Confirmatory Action Letter by mid-2009. Palo Verde operation and maintenance costs (including overhead) increased in 2007 by approximately $7 million from 2006. SCE estimates that operation and maintenance costs will increase by approximately $23 million (in 2007 dollars) over the two year period 2008 – 2009, from 2007 recorded costs including overhead costs. SCE is unable to estimate how long SCE will continue to incur these costs. In the 2009 GRC, SCE requested recovery of, and two-way balancing account treatment for, Palo Verde operation and maintenance expenses including costs associated with these corrective actions. If approved, this would provide for recovery of these costs over the three-year GRC cycle.

Procurement of Renewable Resources

California law requires SCE to increase its procurement of renewable resources by at least 1% of its annual retail electricity sales per year so that 20% of its annual electricity sales are procured from renewable resources by no later than December 31, 2010.

It is unlikely that SCE will have 20% of its annual electricity sales procured from renewable resources by 2010. However, SCE may still meet the 20% target by utilizing the flexible compliance rules, such as banking of past surplus and earmarking of future deliveries from executed contracts. SCE continues to engage in several renewable procurement activities including formal solicitations approved by the CPUC, bilateral negotiations with individual projects and other initiatives.

Under current CPUC decisions, potential penalties for SCE’s inability to achieve its renewable procurement objectives for any year will be considered by the CPUC in the context of the CPUC’s review of SCE’s annual compliance filing. Under the CPUC’s current rules, the maximum penalty for inability to achieve renewable procurement targets is $25 million per year. SCE does not believe it will be assessed penalties for 2008 or the prior years and cannot predict whether it will be assessed penalties for future years.

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Spent Nuclear Fuel

Under federal law, the DOE is responsible for the selection and construction of a facility for the permanent disposal of spent nuclear fuel and high-level radioactive waste. The DOE did not meet its contractual obligation to begin acceptance of spent nuclear fuel by January 31, 1998. It is not certain when the DOE will begin accepting spent nuclear fuel from San Onofre or other nuclear power plants. Extended delays by the DOE have led to the construction of costly alternatives and associated siting and environmental issues. SCE has paid the DOE the required one-time fee applicable to nuclear generation at San Onofre (approximately $24 million, plus interest). SCE has also been paying a required quarterly fee equal to 0.1¢ per-kWh of nuclear-generated electricity sold after April 6, 1983. On January 29, 2004, SCE, as operating agent, filed a complaint against the DOE in the United States Court of Federal Claims seeking damages for the DOE’s failure to meet its obligation to begin accepting spent nuclear fuel from San Onofre.

SCE has primary responsibility for the interim storage of spent nuclear fuel generated at San Onofre. Such interim storage for San Onofre is on-site.

APS, as operating agent, has primary responsibility for the interim storage of spent nuclear fuel at Palo Verde. Palo Verde plans to add storage capacity incrementally to maintain full core off-load capability for all three units. In order to increase on-site storage capacity and maintain core off-load capability, Palo Verde has constructed an independent spent fuel storage facility.

Note 7.	Accumulated Other Comprehensive Loss Information

SCE’s accumulated other comprehensive income (loss) consists of:

		Pension
	Pension	and	Accumulated
	and	PBOP –	Other
	PBOP –	Prior	Comprehensive
	Net Loss	Service Cost	Income (Loss)

Balance at December 31, 2006	$(13)	$(1)	$(14)
Change for 2007	(1)	—	(1)

Balance at December 31, 2007	(14)	(1)	(15)
Change for 2008	1	—	1

Balance at December 31, 2008	$(13)	$(1)	$(14)

SFAS No. 158 – postretirement benefits is discussed in “Pension Plans and Postretirement Benefits Other Than Pensions” in Note 5

Notes to Consolidated Financial Statements

Note 8. Property and Plant

Nonutility Property

Nonutility property included in the consolidated balance sheets is comprised of:

In millions December 31,	2008	2007

Furniture and equipment	$5	$4
Building, plant and equipment	1,681	1,657
Land (including easements)	30	35
Construction in progress	2	5

	1,718	1,701
Accumulated provision for depreciation	(765)	(701)

Nonutility property – net	$953	$1,000

Asset Retirement Obligations

As a result of the adoption of SFAS No. 143 in 2003, SCE recorded the fair value of its liability for legal AROs, which was primarily related to the decommissioning of its nuclear power facilities. In addition, SCE capitalized the initial costs of the ARO into a nuclear-related ARO regulatory asset, and also recorded an ARO regulatory liability as a result of timing differences between the recognition of costs recorded in accordance with the standard and the recovery of the related asset retirement costs through the rate-making process. SCE has collected in rates amounts for the future costs of removal of its nuclear assets, and has placed those amounts in independent trusts. The fair value of the nuclear decommissioning trusts was $2.5 billion at December 31, 2008. For a further discussion about nuclear decommissioning see “Nuclear Decommissioning Commitment” in Note 6 and “Nuclear Decommissioning Trusts” in Note 10.

A reconciliation of the changes in the ARO liability is as follows:

In millions	2008	2007	2006

Beginning balance	$2,877	$2,749	$2,621
Accretion expense	175	168	160
Revisions	(10)	3	(3)
Liabilities added	—	—	41
Liabilities settled	(35)	(43)	(70)

Ending balance	$3,007	$2,877	$2,749

The ARO liability as of December 31, 2008 includes an ARO liability of $2.9 billion related to nuclear decommissioning

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Note 9. Supplemental Cash Flows Information

SCE supplemental cash flows information is:

In millions Year ended December 31,	2008	2007	2006

Cash payments for interest and taxes:
Interest – net of amounts capitalized	$303	$292	$321
Tax payments – net	$251	$299	$832
Noncash investing and financing activities:
Details of debt exchange:
Pollution-control bonds redeemed	$—	$—	$(331)
Pollution-control bonds issued	$—	$—	$331
Details of obligation under capital leases:
Capital lease purchased	$—	$(10)	$—
Capital lease obligation issued	$—	$10	$—
Dividends declared but not paid:
Common stock	$100	$25	$60
Preferred and preference stock not subject to mandatory redemption	$13	$13	$9

Note 10. Fair Value Measurements

SFAS No. 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (referred to as an “exit price” in SFAS No. 157). SFAS No. 157 clarifies that a fair value measurement for a liability should reflect the entity’s non-performance risk. In addition, SFAS No. 157 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted market prices in active markets for identical asset and liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under SFAS No. 157 are:

•	Level 1 – Unadjusted quoted prices in active markets that are accessible at the measurement date for identical assets and liabilities;

•	Level 2 – Pricing inputs include quoted prices for similar assets and liabilities in active markets and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument; and

•	Level 3 – Prices or valuations that require inputs that are both significant to the fair value measurements and unobservable.

SCE’s assets and liabilities carried at fair value primarily consist of derivative contracts, SCE nuclear decommissioning trust investments and money market funds. Derivative contracts primarily relate to power and gas and include contracts for forward physical sales and purchases, options and forward price swaps which settle only on a financial basis (including futures contracts). Derivative contracts can be exchange traded or over-the-counter traded.

The fair value of derivative contracts takes into account quoted market prices, time value of money, volatility of the underlying commodities, and other factors. Derivatives that are exchange traded in active markets for identical assets or liabilities are classified as Level 1. SCE’s Level 2 derivatives primarily consist of financial natural gas swaps, fixed float swaps, and natural gas physical trades for which SCE obtains the applicable Henry Hub and basis forward market prices from the New York Mercantile Exchange and Intercontinental Exchange.

Notes to Consolidated Financial Statements

Level 3 includes the majority of SCE’s derivatives, including over-the-counter options, bilateral contracts, capacity contracts, and QF contracts. The fair value of these SCE derivatives is determined using uncorroborated non-binding broker quotes (from one or more brokers) and models which may require SCE to extrapolate short-term observable inputs in order to calculate fair value. Broker quotes are obtained from several brokers and compared against each other for reasonableness. SCE has Level 3 fixed float swaps for which SCE obtains the applicable Henry Hub and basis forward market prices from the New York Mercantile Exchange. However, these swaps have contract terms that extend beyond observable market data and the unobservable inputs incorporated in the fair value determination are considered significant compared to the overall swap’s fair value.

Level 3 also includes derivatives that trade infrequently (such as FTRs and CRRs in the California market and over-the-counter derivatives at illiquid locations), and long-term power agreements. For illiquid FTRs, SCE reviews objective criteria related to system congestion and other underlying drivers and adjusts fair value when SCE concludes a change in objective criteria would result in a new valuation that better reflects the fair value. Recent auction prices are used to determine the fair value of short-term CRRs and the proprietary model is used for long-term CRRs. SCE recorded liquidity reserves against the long-term CRRs fair values since there were no quoted long-term market prices for the CRRs and insufficient evidence of long-term market prices.

Changes in fair values are based on the hypothetical sale of illiquid positions. For illiquid long-term power agreements, fair value is based upon a discounting of future electricity and natural gas prices derived from a proprietary model using the risk free discount rate for a similar duration contract, adjusted for credit risk and market liquidity. Changes in fair value are based on changes to forward market prices, including forecasted prices for illiquid forward periods. In circumstances where SCE cannot verify fair value with observable market transactions, it is possible that a different valuation model could produce a materially different estimate of fair value. As markets continue to develop and more pricing information becomes available, SCE continues to assess valuation methodologies used to determine fair value.

The SCE nuclear decommissioning trust investments include equity securities, U.S. treasury securities and other fixed-income securities. Equity and treasury securities are classified as Level 1 as fair value is determined by observable market prices in active or highly liquid and transparent markets. The remaining fixed-income securities are classified as Level 2. The fair value of these financial instruments is based on evaluated prices that reflect significant observable market information such as reported trades, actual trade information of similar securities, benchmark yields, broker/dealer quotes, issuer spreads, bids, offers and relevant credit information.

Southern California Edison Company

The following table sets forth financial assets and liabilities that were accounted for at fair value as of December 31, 2008 by level within the fair value hierarchy:

					Total at
				Netting and	December 31,
In millions	Level 1	Level 2	Level 3	Collateral(1)	2008

Assets at Fair Value
Money market funds(2)	$1,486	$—	$—	$—	$1,486
Derivative contracts	2	2	227	—	231
Nuclear decommissioning trusts(3)	1,502	1,026	—	—	2,528
Long-term disability plan	7	—	—	—	7

Total assets(4)	2,997	1,028	227	—	4,252
Liabilities at Fair Value
Derivative contracts	(2)	(219)	(745)	72	(894)

Net assets (liabilities)	$2,995	$809	$(518)	$72	$3,358

(1)	Represents cash collateral and the impact of netting across the levels of the fair value hierarchy. Netting among positions classified within the same level is included in that level.
(2)	Included in cash and cash equivalents on SCE’s consolidated balance sheet
(3)	Excludes net liabilities of $4 million of interest and dividend receivables and receivables related to pending securities sales and payables related to pending securities purchases.
(4)	Excludes $32 million of cash surrender value of life insurance investments for deferred compensation.

The following table sets forth a summary of changes in the fair value of Level 3 derivative contracts, net for the year ended December 31, 2008:

In millions	2008

Fair value of derivative contracts, net at January 1, 2008	$(22)
Total realized/unrealized losses:
Included in earnings	—
Included in regulatory assets and liabilities(1)	(645)
Included in accumulated other comprehensive loss	—
Purchases and settlements, net	167
Transfers in or out of Level 3	(18)

Fair value of derivative contracts, net at December 31, 2008	$(518)

Change during the period in unrealized losses related to net derivative contracts, held at December 31, 2008	$(573)

(1)	Due to regulatory mechanisms, SCE’s realized and unrealized gains and losses are recorded as regulatory assets and liabilities.

Nuclear Decommissioning Trusts

SCE is collecting in rates amounts for the future costs of removal of its nuclear assets, and has placed those amounts in independent trusts. Funds collected, together with accumulated earnings, will be utilized solely for decommissioning. The CPUC has set certain restrictions related to the investments of these trusts.

Notes to Consolidated Financial Statements

Trust investments (at fair value) include:

	Maturity	December 31,	December 31,
In millions	Dates	2008	2007

Municipal bonds	2009 – 2044	$629	$561
Stocks	–	1,308	1,968
United States government issues	2009 – 2049	304	552
Corporate bonds	2009 – 2047	260	241
Short-term investments, primarily cash equivalents	2009	23	56

Total		$2,524	$3,378

Note: Maturity dates as of December 31, 2008.

Trust fund earnings (based on specific identification) increase the trust fund balance and the ARO regulatory liability. Net earnings (losses) were $(10) million, $143 million and $130 million in 2008, 2007 and 2006, respectively. Proceeds from sales of securities (which are reinvested) were $3.1 billion, $3.7 billion and $3.0 billion in 2008, 2007 and 2006, respectively. Unrealized holding gains, net of losses, were $618 million and $1.1 billion at December 31, 2008 and 2007, respectively. Approximately 92% of the cumulative trust fund contributions were tax-deductible.

The following table sets forth a summary of changes in the fair value of the trust for the year ended December 31, 2008:

In millions	2008

Balance at beginning of period	$3,378
Realized losses – net	(65)
Unrealized losses – net	(545)
Other-than-temporary impairment	(317)
Earnings and other	73

Balance at December 31, 2008	$2,524

The decrease in the trust investments was primarily due to net unrealized losses and other-than-temporary impairment resulting from a volatile stock market environment. Due to regulatory mechanisms, earnings and realized gains and losses (including other-than-temporary impairments) have no impact on operating revenue.

Nuclear decommissioning costs are recovered in utility rates. These costs are expected to be funded from independent decommissioning trusts, which currently receive contributions of approximately $46 million per year. Contributions to the decommissioning trusts are reviewed every three years by the CPUC. The next filing is in April 2009 for contribution changes in 2011. These contributions are determined based on an analysis of the current value of trusts assets and long-term forecasts of cost escalation, the estimate and timing of decommissioning costs, and after-tax return on trust investments. Favorable or unfavorable investment performance in a period will not change the amount of contributions for that period. However, trust performance for the three years leading up to a CPUC review proceeding will provide input into future contributions. The CPUC has set certain restrictions related to the investments of these trusts. If additional funds are needed for decommissioning, it is probable that the additional funds will be recoverable through customer rates.

Southern California Edison Company

Fair Values of Financial Instruments

The carrying amounts and fair values of financial instruments are:

	December 31,
	2008		2007
	Carrying	Fair	Carrying	Fair
In millions	Amount	Value	Amount	Value

Derivatives:
Interest rate hedges	$—	$—	$(33)	$(33)
Commodity price assets	231	231	82	82
Commodity price liabilities	(964)	(964)	(77)	(77)
QF power contracts liabilities	(2)	(2)	(3)	(3)
Other:
Decommissioning trusts	2,524	2,524	3,378	3,378
Long-term debt	(6,212)	(6,566)	(5,081)	(5,100)
Long-term debt due within one year	(150)	(151)	—	—

Fair values are based on: brokers’ quotes and bank evaluations for interest rate hedges and long-term debt. See “Fair Value Measurements” above for discussion of valuation of derivatives and the decommissioning trusts.

In January and February 2008, SCE settled interest rate locks resulting in realized losses of $33 million. A related regulatory asset was recorded in this amount and SCE is amortizing and recovering this amount as interest expense associated with its 2008 financings.

Note 11.	Regulatory Assets and Liabilities

Included in SCE’s regulatory assets and liabilities are regulatory balancing accounts. Sales balancing accounts accumulate differences between recorded operating revenue and revenue SCE is authorized to collect through rates. Cost balancing accounts accumulate differences between recorded costs and costs SCE is authorized to recover through rates. Undercollections are recorded as regulatory balancing account assets. Overcollections are recorded as regulatory balancing account liabilities. SCE’s regulatory balancing accounts accumulate balances until they are refunded to or received from SCE’s customers through authorized rate adjustments. Primarily all of SCE’s balancing accounts can be classified as one of the following types: generation-revenue related, distribution-revenue related, generation-cost related, distribution-cost related, transmission-cost related or public purpose and other cost related.

Balancing account undercollections and overcollections accrue interest based on a three-month commercial paper rate published by the Federal Reserve. Income tax effects on all balancing account changes are deferred.

Amounts included in regulatory assets and liabilities are generally recorded with corresponding offsets to the applicable income statement accounts.

Notes to Consolidated Financial Statements

Regulatory Assets

Regulatory assets included on the consolidated balance sheets are:

In millions December 31,	2008	2007

Current:
Regulatory balancing accounts	$455	$99
Energy derivatives	138	71
Purchased-power settlements	—	8
Deferred FTR proceeds	9	15
Other	3	4

	$605	$197

Long-term:
Regulatory balancing accounts	$29	$15
Flow-through taxes – net	1,337	1,110
ARO	224	—
Unamortized nuclear investment – net	375	405
Nuclear-related ARO investment – net	278	297
Unamortized coal plant investment – net	79	94
Unamortized loss on reacquired debt	309	331
SFAS No. 158 pensions and other postretirement benefits	1,882	231
Energy derivatives	723	70
Environmental remediation	40	64
Other	138	104

	$5,414	$2,721

Total Regulatory Assets	$6,019	$2,918

SCE’s regulatory assets related to energy derivatives are an offset to unrealized losses on recorded derivatives and an offset to lease accruals. SCE’s regulatory assets related to purchased-power settlements were recovered through October 2008. SCE’s regulatory assets related to deferred FTR proceeds represent the deferral of operating revenue associated with FTRs that SCE received as a transmission owner from the annual ISO FTR auction. The deferred FTR proceeds were recognized through March 2009. Based on current regulatory ratemaking and income tax laws, SCE expects to recover its net regulatory assets related to flow-through taxes over the life of the assets that give rise to the accumulated deferred income taxes. SCE’s regulatory asset related to the ARO represents timing differences between the recognition of AROs in accordance with generally accepted accounting principles and the amounts recognized for rate-making purposes. SCE’s nuclear-related regulatory assets related to San Onofre are expected to be recovered by 2022. SCE’s nuclear-related regulatory assets related to Palo Verde are expected to be recovered by 2027. SCE’s net regulatory asset related to its unamortized coal plant investment is being recovered through June 2016. SCE’s net regulatory asset related to its unamortized loss on reacquired debt will be recovered over the remaining original amortization period of the reacquired debt over periods ranging from one year to 30 years. SCE’s regulatory asset related to SFAS No. 158 represents the offset to the additional amounts recorded in accordance with SFAS No. 158 (see “Pension Plans and Postretirement Benefits Other Than Pensions” discussion in Note 5). This amount will be recovered through rates charged to customers. SCE’s regulatory asset related to environmental remediation represents the portion of SCE’s environmental liability recognized at the end of the period in excess of the amount that has been recovered through rates charged to customers. This amount will be recovered in future rates as expenditures are made.

SCE’s unamortized nuclear investment – net and unamortized coal plant investment – net regulatory assets earned a 8.75% and 8.77% return in 2008 and 2007, respectively.

Southern California Edison Company

Regulatory Liabilities

Regulatory liabilities included on the consolidated balance sheets are:

In millions December 31,	2008	2007

Current:
Regulatory balancing accounts	$1,068	$967
Rate reduction notes – transition cost overcollection	20	20
Energy derivatives	6	10
Deferred FTR costs	13	19
Other	4	3

	$1,111	$1,019

Long-term:
Regulatory balancing accounts	$43	$—
ARO	—	793
Costs of removal	2,368	2,230
SFAS No. 158 pensions and other postretirement benefits	—	308
Energy derivatives	—	27
Employee benefit plans	70	75

	$2,481	$3,433

Total Regulatory Liabilities	$3,592	$4,452

Rate reduction notes – transition cost overcollection represents the nonbypassable rates charged to customers subsequent to the final principal payment of SCE’s rate reduction bonds. These amounts will be refunded to ratepayers. SCE’s regulatory liabilities related to energy derivatives are an offset to unrealized gains on recorded derivatives and an offset to a lease prepayment. SCE’s regulatory liabilities related to deferred FTR costs represent the deferral of the costs associated with FTRs that SCE purchased during the annual ISO auction process. The FTRs provide SCE with scheduling priority in certain transmission grid congestion areas in the day-ahead market. The FTRs meet the definition of a derivative instrument and are recorded at fair value and marked to market each reporting period. Any fair value change for FTRs is reflected in the deferred FTR costs regulatory liability. The deferred FTR costs are recognized as FTRs are used or expire in various periods through March 2009. SCE’s regulatory liability related to the ARO represents timing differences between the recognition of AROs in accordance with generally accepted accounting principles and the amounts recognized for rate-making purposes. SCE’s regulatory liabilities related to costs of removal represent operating revenue collected for asset removal costs that SCE expects to incur in the future. SCE’s regulatory liability related to SFAS No. 158 represents the offset to the additional amounts recorded in accordance with SFAS No. 158 (see “Pension Plans and Postretirement Benefits Other Than Pensions” discussion in Note 5). This amount will be returned to ratepayers in some future rate-making proceeding. SCE’s regulatory liabilities related to employee benefit plan expenses represent pension costs recovered through rates charged to customers in excess of the amounts recognized as expense or the difference between these costs calculated in accordance with rate-making methods and these costs calculated in accordance with SFAS No. 87, and PBOP costs recovered through rates charged to customers in excess of the amounts recognized as expense. These balances will be returned to ratepayers in some future rate-making proceeding, be charged against expense to the extent that future expenses exceed amounts recoverable through the rate-making process, or be applied as otherwise directed by the CPUC.

Notes to Consolidated Financial Statements

Note 12.	Other Nonoperating Income and Deductions

Other nonoperating income and deductions are as follows:

In millions Year ended December 31,	2008	2007	2006

AFUDC	$54	$46	$32
Increase in cash surrender value of life insurance policies	24	23	21
Performance-based incentive awards	3	4	19
Other	20	16	13

Total other nonoperating income	$101	$89	$85

Various penalties	$59	$5	$23
Civic, political and related activities and donations	42	35	29
Other	22	5	8

Total other nonoperating deductions	$123	$45	$60

The 2008 increase in nonoperating deductions primarily resulted from a CPUC decision in September 2008 related to SCE incentives claimed under a CPUC-approved PBR mechanism. The decision required SCE to refund $28 million and $20 million related to customer satisfaction and employee safety reporting incentives, respectively, and further required SCE to forego claimed incentives of $20 million and $15 million related to customer satisfaction and employee safety reporting, respectively. The decision also required SCE to refund $33 million for employee bonuses related to the program and imposed a statutory penalty of $30 million. During the third quarter of 2008, SCE recorded a charge of $49 million, after-tax ($60 million, pre-tax) related to this decision.

Note 13.	Jointly Owned Utility Projects

SCE owns interests in several generating stations and transmission systems for which each participant provides its own financing. SCE’s proportionate share of expenses for each project is included in the consolidated statements of income.

The following is SCE’s investment in each project as of December 31, 2008:

	Investment	Accumulated
	in	Depreciation and	Ownership
In millions	Facility	Amortization	Interest

Transmission systems:
Eldorado	$71	$13	60%
Pacific Intertie	310	103	50
Generating stations:
Four Corners Units 4 and 5 (coal)	554	454	48
Mohave (coal)	345	294	56
Palo Verde (nuclear)	1,824	1,501	16
San Onofre (nuclear)	4,833	4,024	78

Total	$7,937	$6,389

All of Mohave and a portion of San Onofre and Palo Verde are included in regulatory assets on the consolidated balance sheets – see Note 11. Mohave ceased operations on December 31, 2005. In December 2006, SCE acquired the City of Anaheim’s approximately 3% ownership interest of San Onofre Units 2 and 3.

Southern California Edison Company

Note 14.	Variable Interest Entities

In December 2003, the FASB issued FIN 46(R). This Interpretation defines a variable interest entity as a legal entity whose equity owners do not have sufficient equity at risk or a controlling financial interest in the entity. Under this Interpretation, the primary beneficiary is the variable interest holder that absorbs a majority of expected losses; if no variable interest holder meets this criterion, then it is the variable interest holder that receives a majority of the expected residual returns. The primary beneficiary is required to consolidate the variable interest entity unless specific exceptions or exclusions are met.

Projects or Entities that are Consolidated

SCE has variable interests in contracts with certain QFs that contain variable contract pricing provisions based on the price of natural gas. Four of these contracts are with entities that are partnerships owned in part by a related party, EME. These four contracts had 20-year terms at inception. The QFs sell electricity to SCE and steam to nonrelated parties. Under FIN 46(R), SCE consolidates these four projects.

In determining that SCE was the primary beneficiary, SCE considered the term of the contract, percentage of plant capacity, pricing, and other variable interests. SCE performed a quantitative assessment which included the analysis of the expected losses and expected residual returns of the entity by using the various estimated projected cash flow scenarios associated with the assets and activities of that entity. The quantitative analysis provided sufficient evidence to determine that SCE was the primary beneficiary absorbing a majority of the entity’s expected losses, receiving a majority of the entity’s expected residual returns, or both.

Project	Capacity	Termination Date(1)	EME Ownership

Kern River	295 MW	June 2011	50%
Midway-Sunset	225 MW	May 2009	50%
Sycamore	300 MW	December 2007	50%
Watson	385 MW	December 2007	49%

(1)	SCE’s power purchase agreements with Sycamore and Watson expired on December 31, 2007. Discussions on extending the power purchase and steam agreements are underway, but no assurance can be given that such discussions will lead to extensions of these agreements. As of January 1, 2009, these projects sell power to SCE under agreements with pricing set by the CPUC.

These four projects do not have any third party debt outstanding. SCE has no investment in, nor obligation to provide support to, these entities other than its requirement to make contract payments. Any profit or loss generated by these entities will not effect SCE’s income statement, except that SCE would be required to recognize losses if these projects have negative equity in the future. These losses, if any, would not affect SCE’s liquidity. Any liabilities of these projects are nonrecourse to SCE. See Note 16 for carrying value and classification of the VIEs’ assets and liabilities.

Entities with Unavailable Financial Information

SCE also has seven other contracts with QFs that contain variable pricing provisions based on the price of natural gas and are potential VIEs under FIN 46(R). SCE might be considered to be the consolidating entity under this standard. SCE continues to attempt to obtain information for these projects in order to determine whether the projects should be consolidated by SCE. These entities are not legally obligated to provide the financial information to SCE and have declined to provide any financial information to SCE. Under the grandfather scope provisions of FIN 46(R), SCE is not required to apply this rule to these entities as long as SCE continues to be unable to obtain this information. The aggregate capacity dedicated to SCE for these projects is 263 MW. SCE paid $203 million in 2008 and $180 million in both 2007 and 2006 to these projects. These amounts are recoverable in utility customer rates. SCE has no exposure to loss as a result of its involvement with these projects.

Notes to Consolidated Financial Statements

Note 15.	Preferred and Preference Stock Not Subject to Mandatory Redemption

SCE’s authorized shares are: $100 cumulative preferred – 12 million shares, $25 cumulative preferred – 24 million shares and preference – 50 million shares. There are no dividends in arrears for the preferred stock or preference shares. Shares of SCE’s preferred stock have liquidation and dividend preferences over shares of SCE’s common stock and preference stock. All cumulative preferred stock is redeemable. When preferred shares are redeemed, the premiums paid, if any, are charged to common equity. No preferred stock not subject to mandatory redemption was issued or redeemed in the years ended December 31, 2008, 2007 and 2006. In January 2008, SCE repurchased 350,000 shares of 4.08% cumulative preferred stock at a price of $19.50 per share. SCE retired this preferred stock in January 2008 and recorded a $2 million gain on the cancellation of reacquired capital stock (reflected in the caption “Additional paid-in capital on the consolidated balance sheets”). There is no sinking fund requirement for redemptions or repurchases of preferred stock.

Shares of SCE’s preference stock rank junior to all of the preferred stock and senior to all common stock. Shares of SCE’s preference stock are not convertible into shares of any other class or series of SCE’s capital stock or any other security. The preference shares are noncumulative and have a $100 liquidation value. There is no sinking fund for the redemption or repurchase of the preference shares.

Preferred stock and preference stock not subject to mandatory redemption is:

Dollars in millions, except per-share amounts	December 31,		2008	2007

	December 31, 2008
	Shares	Redemption
	Outstanding	Price

Cumulative preferred stock:
$25 par value:
4.08% Series	650,000	$25.50	$16	$25
4.24% Series	1,200,000	$25.80	30	30
4.32% Series	1,653,429	$28.75	41	41
4.78% Series	1,296,769	$25.80	33	33
Preference stock:
No par value:
5.349% Series A	4,000,000	$100.00	400	400
6.125% Series B	2,000,000	$100.00	200	200
6.00% Series C	2,000,000	$100.00	200	200

Total			$920	$929

The Series A preference stock, issued in 2005, may not be redeemed prior to April 30, 2010. After April 30, 2010, SCE may, at its option, redeem the shares in whole or in part and the dividend rate may be adjusted. The Series B preference stock, issued in 2005, may not be redeemed prior to September 30, 2010. After September 30, 2010, SCE may, at its option, redeem the shares in whole or in part. The Series C preference stock, issued in 2006, may not be redeemed prior to January 31, 2011. After January 31, 2011, SCE may, at its option, redeem the shares in whole or in part. No preference stock not subject to mandatory redemption was redeemed in the last three years.

Note 16.  Business Segments

SCE’s reportable business segments include the rate-regulated electric utility segment and the VIEs segment. The VIEs are gas-fired power plants that sell both electricity and steam. The VIE segment consists of non-rate-regulated entities (all in California). SCE’s management has no control over the resources allocated to the VIE segment and does not make decisions about its performance. Additional details on the VIE segment are shown in Note 14.

Southern California Edison Company

SCE’s consolidated balance sheet captions impacted by VIE activities are presented below:

	Electric
In millions	Utility	VIEs	Eliminations	SCE

Balance Sheet Items as of December 31, 2008:
Cash and equivalents	$1,522	$89	$—	$1,611
Accounts receivable – net	679	63	(39)	703
Inventory	346	19	—	365
Other current assets	262	4	—	266
Nonutility property – net of depreciation	671	282	—	953
Other long-term assets	363	1	—	364
Total assets	$32,149	$458	$(39)	$32,568
Accounts payable	926	61	(39)	948
Other current liabilities	562	2	—	564
Asset retirement obligations	2,992	15	—	3,007
Noncontrolling interests	—	380	—	380
Total liabilities and equity	$32,149	$458	$(39)	$32,568

Balance Sheet Items as of December 31, 2007:
Cash and equivalents	$142	$110	$—	$252
Accounts receivable – net	684	110	(69)	725
Inventory	265	18	—	283
Other current assets	184	4	—	188
Nonutility property – net of depreciation	700	300	—	1,000
Other long-term assets	627	2	—	629
Total assets	$27,002	$544	$(69)	$27,477
Accounts payable	902	81	(69)	914
Other current liabilities	545	3	—	548
Asset retirement obligations	2,862	15	—	2,877
Noncontrolling interests	1	445	—	446
Total liabilities and equity	$27,002	$544	$(69)	$27,477

Notes to Consolidated Financial Statements

SCE’s consolidated statements of income, by business segment, are presented below:

	Electric
In millions	Utility	VIEs	Eliminations(1)	SCE

Income Statement Items for the Year-Ended December 31, 2008:

Operating revenue	$10,838	$1,102	$(692)	$11,248

Fuel	587	813	—	1,400
Purchased power	4,537	—	(692)	3,845
Other operation and maintenance	2,923	90	—	3,013
Depreciation, decommissioning and amortization	1,080	34	—	1,114
Property and other taxes	232	—	—	232
Gain on sale of assets	(9)	—	—	(9)

Total operating expenses	9,350	937	(692)	9,595

Operating income	1,488	165	—	1,653
Interest income	19	3	—	22
Other nonoperating income	99	2	—	101
Interest expense – net of amounts capitalized	(407)	—	—	(407)
Other nonoperating deductions	(123)	—	—	(123)
Income tax expense	(342)	—	—	(342)

Net income	734	170	—	904
Net income attributable to noncontrolling interests	—	(170)	—	(170)
Dividends on preferred and preference stock not subject to mandatory redemption	(51)	—	—	(51)

Net income available for common stock	$683	$—	$—	$683

Income Statement Items for the Year-Ended December 31, 2007:

Operating revenue	$9,854	$1,129	$(750)	$10,233

Fuel	482	709	—	1,191
Purchased power	3,985	—	(750)	3,235
Other operation and maintenance	2,742	96	—	2,838
Depreciation, decommissioning and amortization	975	36	—	1,011
Property and other taxes	217	—	—	217

Total operating expenses	8,401	841	(750)	8,492

Operating income	1,453	288	—	1,741
Interest income	41	3	—	44
Other nonoperating income	75	14	—	89
Interest expense – net of amounts capitalized	(429)	—	—	(429)
Other nonoperating deductions	(45)	—	—	(45)
Income tax expense	(337)	—	—	(337)

Net income	758	305	—	1,063
Net income attributable to noncontrolling interests	—	(305)	—	(305)
Dividends on preferred and preference stock not subject to mandatory redemption	(51)	—	—	(51)

Net income available for common stock	$707	$—	$—	$707

Southern California Edison Company

	Electric
In millions	Utility	VIEs	Eliminations(1)	SCE

Income Statement Items for the Year-Ended December 31, 2006:

Operating revenue	$9,473	$1,137	$(751)	$9,859

Fuel	389	723	—	1,112
Purchased power	3,850	—	(751)	3,099
Other operation and maintenance	2,534	103	—	2,637
Depreciation, decommissioning and amortization	914	36	—	950
Property and other taxes	206	—	—	206
Gain on sale of assets	(1)	—	—	(1)

Total operating expenses	7,892	862	(751)	8,003

Operating income	1,581	275	—	1,856
Interest income	58	—	—	58
Other nonoperating income	85	—	—	85
Interest expense – net of amounts capitalized	(399)	—	—	(399)
Other nonoperating deductions	(60)	—	—	(60)
Income tax expense	(438)	—	—	(438)

Net income	827	275	—	1,102
Net income attributable to noncontrolling interests	—	(275)	—	(275)
Dividends on preferred and preference stock not subject to mandatory redemption	(51)	—	—	(51)

Net income available for common stock	$776	$—	$—	$776

(1)	VIE segment operating revenue includes sales to the electric utility segment, which is eliminated in operating revenue and purchased power in the consolidated statements of income.

Note 17.	Quarterly Financial Data (Unaudited)

	2008
In millions	Total(1)	Fourth	Third	Second	First

Operating revenue	$11,248	$2,551	3,468	$2,850	$2,379
Operating income	1,653	316	663	331	345
Net income	904	163	342	221	179
Net income available for common stock	683	141	235	157	150
Common dividends declared	400	100	100	100	100

	2007
In millions	Total(1)	Fourth	Third	Second	First

Operating revenue	$10,233	$2,515	$3,172	$2,432	$2,115
Operating income	1,741	335	639	392	374
Net income	1,063	179	407	248	231
Net income available for common stock	707	120	262	144	180
Common dividends declared	100	25	25	25	25

(1)	As a result of rounding, the total of the four quarters does not always equal the amount for the year.

Notes to Consolidated Financial Statements

Selected Financial Data: 2004 – 2008
Dollars in millions	2008	2007	2006	2005	2004

Income statement data:
Operating revenue	$11,248	$10,233	$9,859	$9,065	$8,491
Operating expenses	9,595	8,492	8,003	7,434	6,483
Purchased-power expenses	3,845	3,235	3,099	2,715	2,317
Income tax expense	342	337	438	292	438
Interest expense – net of amounts capitalized	407	429	399	362	404
Net income from continuing operations	904	1,063	1,102	1,083	1,201
Net income	904	1,063	1,102	1,083	1,201
Net income available for common stock	683	707	776	725	915
Ratio of earnings to fixed charges	3.42	3.35	3.97	3.80	4.40

Balance sheet data:
Assets	$32,568	$27,477	$26,110	$24,703	$23,290
Gross utility plant	24,539	22,577	20,734	19,232	17,981
Accumulated provision for depreciation and decommissioning	5,570	5,174	4,821	4,763	4,506
Short-term debt	1,893	500	—	—	88
Common shareholder’s equity	6,513	6,228	5,447	4,930	4,521
Preferred and preference stock:
Not subject to mandatory redemption	920	929	929	729	129
Subject to mandatory redemption	—	—	—	—	139
Noncontrolling interests	380	446	351	398	409
Long-term debt including debt due within one year	6,362	5,081	5,567	5,265	5,471
Capital structure:
Common shareholder’s equity	45.9%	49.1%	44.3%	43.6%	42.4%
Preferred stock:
Not subject to mandatory redemption	6.5%	7.3%	7.5%	6.4%	1.2%
Subject to mandatory redemption	—	—	—	—	1.3%
Noncontrolling interests	2.7%	3.5%	2.9%	3.5%	3.8%
Long-term debt	44.9%	40.1%	45.3%	46.5%	51.3%

The selected financial data was derived from SCE’s audited financial statements and is qualified in its entirety by the more detailed information and financial statements, including notes to these financial statements, included in this annual report.